Execution Version

STOCK PURCHASE AGREEMENT

by and among

MANCHESTER INDIANA OPERATIONS, INC.,

MANCHESTER INDIANA ACCEPTANCE, INC.,

MANCHESTER INC.,

the

SHAREHOLDERS

of each of

F.S. ENGLISH, INC. AND GNAC, INC.

and

Rick Stanley, as Sellers’ Representative

December 2, 2006

4.20	Material Suppliers and Customers	22
4.21	Insurance	22
4.22	Indebtedness	22
4.23	Books and Records	22
4.24	Undisclosed Liabilities	23
4.25	Related Party Transactions	23
4.26	Sufficiency of Assets	23
4.27	Brokerage	23

ARTICLE 5:	REPRESENTATIONS AND WARRANTIES OF PURCHASERS AND PARENT	24
5.1	Organization; Authorization	24
5.2	Execution and Delivery; Enforceability	24
5.3	Governmental Authorities; Consents	24
5.4	SEC Filings	24
5.5	Financial Statements	25
5.6	Absence of Certain Changes	25
5.7	Capital Stock	25
5.8	Compliance with Laws and Obligations	26
5.9	Solvency	26
5.10	Franchise Agreements	26
5.11	Brokerage	26
5.12	Legal Proceedings	27

ARTICLE 6:	CLOSING CONDITIONS; CLOSING	27
6.1	Conditions to Purchasers’ Obligations	27
6.2	Conditions to Sellers’ Obligations	29
6.3	The Closing	30
6.4	Termination	30
6.5	Covenants Pending Closing	31
6.6	Updates to Disclosure Schedules	32

ARTICLE 7:	REGISTRATION RIGHTS AND STOCK LEGENDS	32
7.1	Registration Rights	32
7.2	Stock Certificate Legends	33

ARTICLE 8:	COVENANTS AND AGREEMENTS	35
8.1	Publicity	35
8.2	Expenses	35
8.3	No Assignments	35
8.4	Sellers’ Representative	35
8.5	Tax Matters	36
8.6	Restrictive Covenants	39

ARTICLE 9:	INDEMNIFICATION	42
9.1	Indemnification of Purchasers	42
9.2	Limitations on Indemnification of Purchasers	43

9.3	Indemnification of Sellers	44
9.4	Limitations on Indemnification of Sellers	44
9.5	Procedures Relating to Indemnification	45
9.6	Exclusive Remedy	47

ARTICLE 10:	CERTAIN DEFINITIONS	47

ARTICLE 11:	CONSTRUCTION; MISCELLANEOUS PROVISIONS	56
11.1	Notices	56
11.2	Entire Agreement	57
11.3	Modification	58
11.4	Mediation, Jurisdiction and Venue	58
11.5	Binding Effect	58
11.6	Headings and Construction	58
11.7	Number and Gender; Inclusion	59
11.8	Counterparts	59
11.9	Third Parties	59
11.10	Time Periods	59
11.11	Governing Law	59
11.12	Survival	59
11.13	Further Assurances	60
11.14	Severability	60

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of the 2nd day of December, 2006, by and among Manchester Indiana Operations, Inc., a Delaware corporation ("Indiana Operations") and Manchester Indiana Acceptance, Inc., a Delaware corporation ("Indiana Acceptance," and together with Indiana Operations, each a "Purchaser," and collectively, the "Purchasers"), Manchester Inc., a Nevada corporation ("Parent"), each of the Persons identified on Schedule 4.2.1 (each, a "Seller," and collectively, "Sellers"), and on behalf of himself and each Seller, Rick Stanley ("Sellers’ Representative").

RECITALS:

1. As more particularly described in Section 4.2.1, Sellers own all of the issued and outstanding shares of capital stock of each of F.S. English, Inc., an Indiana corporation ("FSE") and GNAC, Inc., an Indiana corporation ("GNAC" and together with FSE, each, an "Acquired Company", and together, the "Acquired Companies").

2. Each Purchaser is a special purpose wholly-owned acquisition subsidiary of Parent.

3. Indiana Operations desires to purchase all of the issued and outstanding capital stock of FSE (the "FSE Shares"), and Indiana Acceptance desires to purchase all of the issued and outstanding capital stock of GNAC (the "GNAC Shares," and together with the FSE Shares, collectively the "Shares").

4. Sellers’ Representative is a direct beneficiary of the benefits and consideration received by Sellers as a result of the consummation of the transactions contemplated herein.

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Purchasers, Parent, Sellers and Sellers’ Representative hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1 Definitions.

Certain terms used in this Agreement shall have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.

1.2 Accounting Terms.

Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

ARTICLE 2: PURCHASE AND SALE

2.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, each Seller shall sell, assign, transfer and deliver to Indiana Operations, free and clear of all Liens, and Indiana Operations shall purchase from each Seller, all of such Seller’s right, title and interest in and to all of the FSE Shares owned by such Seller.

(b) Subject to the terms and conditions of this Agreement, each Seller shall sell, assign, transfer and deliver to Indiana Acceptance, free and clear of all Liens, and Indiana Acceptance shall purchase from each Seller, all of such Seller’s right, title and interest in and to all of the GNAC Shares owned by such Seller. The FSE Shares and GNAC Shares of each Seller are referred to herein, as to each Seller, respectively, as the "Seller’s Respective Shares."

2.2 Purchase Price.

The aggregate consideration paid to the Sellers in exchange for the Shares shall be as follows:

(a) Two Million U.S. Dollars ($2,000,000.00) (the "Cash Purchase Price");

(b) One Million U.S. Dollars ($1,000,000.00) in the form of a promissory note in favor of Sellers substantially in the form attached hereto as Schedule 2.2(b) (the "Seller Note"); and

(c) Such number of shares of common stock of Parent, par value $.001 per share, representing an aggregate amount equal to Three Million U. S. Dollars ($3,000,000.00) as determined by reference to the average of the closing prices of the common stock of Parent on the five (5) business days immediately preceding the Closing (the "Manchester Shares" and referred to collectively together with the Cash Purchase Price, the Seller Note and the Subordinated Note as the "Acquisition Consideration").

2.3 Payment of Purchase Price and Adjustment for Selling Expenses.

Sellers’ Representative, not less than one (1) day prior to the Closing, shall have caused the Acquired Companies to estimate in good faith the Selling Expenses of the Acquired Companies, as of 12:01 AM on the Closing Date and delivered to the Purchasers a statement of such expenses. Subject to the terms and conditions of this Agreement, at the Closing, the Purchasers shall pay and deliver to Sellers (a) an amount (the "Closing Date Payment") by means of a wire transfer of immediately available cash funds to an account as directed by Sellers’ Representative prior to the Closing (the "Sellers’ Account") equal to (i) the Cash Purchase Price less the Selling Expenses; and (ii) the Manchester Shares. The Purchasers shall, at their sole discretion, determine the allocation of Acquisition Consideration to be paid by each Purchaser in exchange for the FSE Shares and the GNAC Shares, respectively.

2.4 Payment of Indebtedness and Selling Expenses.

(a) Except as provided in Section 2.4(b), the Closing, the Purchasers shall (i) on behalf of the Acquired Companies, cause the Net Indebtedness to be repaid in full to the party or parties entitled thereto pursuant to the Payoff Letters, (ii) on behalf of Sellers, pay the Selling Expenses to the parties entitled thereto as set forth on a statement delivered by Sellers’ Representative to the Purchasers at Closing, and (iii) cause each personal guarantee of any Seller of any Indebtedness to be released.

(b) Notwithstanding Section 2.4(a) above, the Indebtedness held by Anthony Hamlin, Ivan Poor and Sellers' Representative (the "Subordinated Debt Holders") shall not be repaid, but shall be refinanced with the issuance of promissory notes to the Subordinated Debt Holders with an aggregate principal amount of One Million Five Hundred Thousand U.S. Dollars ($1,500,000.00) in the form attached hereto as Schedule 2.4(b) (the "Subordinated Note").

2.5 Allocation to Sellers of the Acquisition Consideration.

The payment by Purchasers of the Acquisition Consideration into the Sellers’ Account shall constitute payment by each Purchaser to each Seller and satisfaction of Purchasers’ obligation to pay such amount hereunder. After such payment by Purchasers, Sellers’ Representative shall be solely responsible for allocating and distributing to each Seller his, her or its portion of the Acquisition Consideration based upon such Seller’s Respective Shares. Nothing in this Section 2.5 is intended or shall be construed to confer on any Seller any rights against Purchasers in respect of the portion of the Acquisition Consideration allocated to such Seller received after delivery of same into the Sellers’ Account.

2.6 Merger of the Acquired Companies into the Purchasers.

At the Closing, the officers of each Purchaser and the Acquired Companies shall execute, deliver and file with the Secretary of State of the State of Delaware the respective merger agreements, attached hereto as Exhibit A and Exhibit B (collectively, the "Delaware Merger Agreements"), and shall file with the Secretary of State of Indiana the Articles of Merger attached hereto as Exhibit C and D (collectively, the "Indiana Merger Filings"), and take any and all further actions reasonably necessary to cause the merger of FSE into Indiana Operations and GNAC into Indiana Acceptance, such that each of the Acquired Companies shall thereafter cease to exist and all business previously conducted by FSE shall thereafter be conducted by Indiana Operations and all business previously conducted by GNAC shall thereafter be conducted by Indiana Acceptance. The Purchasers acknowledge that an important consideration to the Sellers for this transaction is that the receipt of the Parent's stock by the Sellers shall be deemed to be a tax free reorganization under Section 368(a)(2)(D) of the Code to the extent of the Acquisition Consideration which is delivered to Sellers in the form of Manchester Shares, and each of the Parent and Acquired Companies agree not to take any actions which would cause this transaction not to be a reorganization under Section 368(a)(2)(D) of the Code.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS,
SELLERS’ REPRESENTATIVE AND THE TRANSACTION

Each Seller and Sellers’ Representative, jointly and severally, represents and warrants to Purchasers as follows:

3.1 Authority and Capacity.

Seller or Sellers’ Representative, as applicable, possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Seller or Sellers’ Representative, as applicable, and consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement has been duly authorized by all requisite organizational action of such Seller (if such Seller is not a natural person).

3.2 Ownership of Shares.

Each Seller is the beneficial and record owner and has good and marketable title to all of such Seller’s Respective Shares free and clear of all Liens, except as otherwise stated on Schedule 4.2.1(b) and 4.2.2(b).

3.3 Execution and Delivery; Enforceability.

This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Seller or Sellers’ Representative, as applicable, in connection herewith will upon such delivery be, duly executed and delivered by such Seller or Sellers’ Representative, as applicable, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of such Seller or Sellers’ Representative, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (collectively, the "Enforceability Exceptions"). No Seller or Sellers’ Representative is a party to, subject to, or bound by any Order of any Governmental Authority, or any agreement which would prevent the execution or delivery of this Agreement by such Seller or Sellers’ Representative or the sale of such Seller’s Respective Shares to Purchasers.

3.4 Noncontravention.

(a) Except as set forth on Schedule 3.4: (i) no Seller or Sellers’ Representative, as applicable, is required to submit any notice, report or other filing with any Governmental Authority in connection with his or its execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by such Seller or Sellers’ Representative, as applicable, in connection herewith, (ii) such execution, delivery and performance will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any third party or result in the creation of any Lien upon such Seller’s Respective Shares pursuant to any agreement to which such Seller or Sellers’ Representative, as applicable, is a party, and (iii) no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by such Seller or Sellers’ Representative, as applicable, in connection with his or its execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by such Seller or Sellers’ Representative, as applicable, in connection herewith or the consummation of the transactions contemplated hereby or thereby.

(b) The execution and delivery by Seller or Sellers’ Representative, as applicable, of this Agreement and any other document, instrument or agreement to be executed and delivered by such Seller or Sellers’ Representative, as applicable, in connection herewith and the consummation by such Seller or Sellers’ Representative, as applicable, of the transactions contemplated hereby and thereby will not conflict with or violate any Laws applicable to such Seller or Sellers’ Representative, as applicable, or by which any of his or its properties or assets are bound or are subject.

3.5 Legal Proceedings.

There is no Order and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at law or in equity, pending or, to the knowledge of Seller, threatened against such Seller, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent such Seller from complying with the terms and provisions of this Agreement.

3.6 Acquisition Consideration Representations.

(a) Own Account. Each Seller is acquiring the Manchester Shares for his or her own account as principal, and not as a nominee or agent; for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part; and no other person has a direct or indirect beneficial interest in such Manchester Shares or any portion thereof. No Seller has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations in the Manchester Shares to such person or to any third person.

(b) No Advertisement. The Sellers are not acquiring the Manchester Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or pursuant to any solicitation of a subscription by a person not previously known to the Sellers in connection with investment securities generally.

(c) No Obligation to Register. Except as otherwise provided in this Agreement, the Sellers understand that neither the Purchasers nor the Parent is under any obligation to register the Manchester Shares under the Securities Act of 1933, as amended (the "Securities Act"), or to assist the Sellers in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction. The Sellers understand that the Manchester Shares must be held indefinitely unless such Manchester Shares are registered under the Securities Act or an exemption from registration is available. Each Seller acknowledges that such person is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act ("Rule 144"), and that each Seller has been advised that Rule 144 permits resales only under certain circumstances. The Sellers understand that to the extent that Rule 144 is not available, such Seller will be unable to sell any Manchester Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(d) Experience. Each of the Sellers is (1) experienced in making investments of the kind described in this Agreement and the related documents, (2) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Purchasers, the Parent or any of their affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (3) able to afford the entire loss of its investment in the Manchester Shares.

(e) Exemption from Registration. Each of the Sellers acknowledges his understanding that the offering and sale of Manchester Shares is intended to be exempt from registration under the Securities Act. In furtherance thereof, in addition to the other representations and warranties of the Sellers made herein, the Sellers further represent and warrant to and agree with each of the Purchasers and the Parent and their affiliates as follows:

(1) Each Seller realizes that the basis for the exemption may not be present if, notwithstanding such representations, such Seller is acquiring the Manchester Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. No Seller has any such intention.

(2) Each Seller has adequate means for providing for his current needs and personal contingencies and has no need for liquidity with respect to the acquisition of the Manchester Shares.

(3) Each Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Manchester Shares.

(4) Each Seller has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain all publicly available information concerning the Parent.

(f) No General Solicitation or Advertising in Regard to this Transaction. Each Seller acknowledges that neither the Purchasers, the Parent, nor any of their affiliates nor any person acting on their behalf solicited the Seller either (1) in connection with any general solicitation (as such term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Manchester Shares, or (2) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Manchester Shares under the Securities Act.

(g) Private Transaction. Each Seller acknowledges that this Agreement and the transactions contemplated hereby have been made pursuant to the exemption from registration under Section 4(2) of the Securities Act, as a non-public transaction that was privately negotiated by the parties hereto and their respective legal and other professional advisors. Each Seller hereby acknowledges that no information regarding this Agreement or the offer and sale of the Manchester Shares contemplated hereby has been disseminated by such Seller to any third parties, other than such Seller’s immediate family, legal counsel and/or professional business advisors.

(h) Risk. Each Seller understands that an investment in the Manchester Shares is a speculative investment which involves a high degree of risk and the potential loss of his entire investment.

(i) SEC Documents. Each Seller has reviewed or received copies of the Form 8-K filed by the Parent with the SEC on October 11, 2006 and has had an opportunity to review all other SEC Reports filed by the Parent under the Securities Exchange Act of 1934, as amended (the "Exchange Act") which are publicly available on the SEC’s website at www.sec.gov.

(j) Reliance. Other than as set forth herein, the Sellers are not relying upon any other information, representation or warranty by the Purchasers or the Parent, or any officer, director, stockholder, agent or representative of the Purchasers or the Parent in determining to invest in the Manchester Shares. Each Seller has consulted, to the extent deemed appropriate by such Seller, with such Seller’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Manchester Shares and on that basis believes that his or its investment in the Manchester Shares is suitable and appropriate for such Seller.

(k) No Governmental Review. Each Seller is aware that no federal or state agency has (1) made any finding or determination as to the fairness of this investment, (2) made any recommendation or endorsement of the Manchester Shares, the Purchasers, or the Parent or (3) guaranteed or insured any investment in the Manchester Shares or any investment made by the Purchasers or the Parent.

(l) Price. Each Seller understands that the price of the Manchester Shares offered hereby bear no relation to the assets, book value or net worth of the Parent and were determined arbitrarily by the Parent. Each Seller further understands that there is a substantial risk of further dilution on his or its investment in the Parent.

(m) Full Disclosure. No representation or warranty made by any Seller to the Purchasers and/or the Parent in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to any Seller that has specific application to the Shares and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Shares that has not been set forth in this Agreement.

(n) Compliance Undertakings. Each Seller hereby acknowledges that he/she is acquainted with the requirements of Section 16 and Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations issued thereunder. Each Seller understands that, as a result of its acquisition of Shares, and in order to comply with Section 16 and Section 13(d) and the rules and regulations issued thereunder, each Seller may be required to file a report on Form 3 and a Schedule 13D and each such Seller hereby undertakes and agrees to make such filing in a timely manner if so required, provided, however, nothing herein shall be construed as acceptance on the part of any Seller to serve as an officer or director of the Parent.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES CONCERNING THE
ACQUIRED COMPANIES

Sellers and Sellers’ Representative, jointly and severally, represent and warrant to Purchasers as follows:

4.1 Organization and Good Standing.

Each of the Acquired Companies is a corporation organized, validly existing and in good standing under the laws of the state of its incorporation or organization (as the case may be). Each of the Acquired Companies has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation or foreign entity in, and is in good corporate standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where a failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Schedule 4.1 sets forth a true and complete list of (a) all jurisdictions in which each of the Acquired Companies is qualified or licensed to do business as a foreign corporation or foreign entity, (b) all directors and officers of each of the Acquired Companies, (c) all bank, payroll and securities brokerage accounts of each of the Acquired Companies and all authorized signers for each such account, and (d) all powers of attorney granted by each of the Acquired Companies to any third party that are currently in effect. All necessary corporate action on the part of the Acquired Companies with respect to the consummation of the transactions contemplated hereby has been taken. Each of the Acquired Companies has delivered to Purchasers a true, complete and correct copy of its Organizational Documents, each as currently in effect and reflecting any and all amendments thereto, for each of the Acquired Companies. Each of the Organizational Documents of each of the Acquired Companies is in full force and effect, and none of the Acquired Companies is in violation of any provision thereof.

4.2 Capital Stock.

4.2.1 Capital Stock of the Acquired Companies. The total number of shares of capital stock of all classes which each of the Acquired Companies have the authority to issue is Two Thousand (2,000) common shares, no par value per share, of which 1,000 of such common shares are voting shares and 1,000 of such common shares are non-voting shares. Of such authorized shares, Schedule 4.2.1(a) sets forth the true and complete record and disclosure of all shares of the Acquired Companies which are issued and outstanding immediately preceding the Closing. There are no common shares held in treasury by the Acquired Companies. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. Except as set forth on Schedule 4.2.1(b), (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Acquired Companies, (b) there does not exist nor is there outstanding any right or security granted or issued to any Person to cause the Acquired Companies to issue or sell any shares of capital stock or other securities of the Acquired Companies to any Person (including any warrant, stock option, call, put, preemptive right, convertible debt obligation, subscription for stock or securities convertible into or exchangeable for stock of the Acquired Companies, or any other similar right, security, instrument or agreement), or (c) there is no obligation, contingent or otherwise, of the Acquired Companies to (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Acquired Companies, or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person.

4.2.2 Subsidiaries. Schedule 4.2.2 sets forth each Subsidiary of the Acquired Companies (each, an "Acquired Companies Subsidiary", and collectively the "Acquired Companies Subsidiaries"). All of the issued and outstanding capital stock of each Acquired Companies Subsidiary is wholly owned by the Acquired Companies. There are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any equity securities by any of the Acquired Companies Subsidiaries. Each Acquired Companies Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where such failure would not have a Material Adverse Effect.

4.3 Other Ventures.

Except as set forth on Schedule 4.3, none of the Acquired Companies (i) owns of record or beneficially any equity interest in any other Person, (ii) is a partner or member of any partnership, limited liability company, joint venture or similar arrangement or agreement, or (iii) owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than an Acquired Company.

4.4 Noncontravention.

(a) Except as set forth on Schedule 4.4(a), neither the execution and delivery of this Agreement or any agreement or document executed by Sellers pursuant hereto, nor the consummation by Sellers of the transactions contemplated hereby or thereby, nor compliance by Sellers with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the Organizational Documents of any Acquired Companies, (ii) except as set forth on Schedule 4.4(a), constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration with respect to, or give rise to any obligation of any Acquired Companies to make any payments under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation or imposition of a Lien upon any property or assets of any Acquired Companies pursuant to any Material Contract or Permit to which any Acquired Companies is a party or by which any Acquired Companies or any of its properties or assets may be subject, or (iii) subject to receipt of the requisite approvals referred to on Schedule 4.4(b), violate in any material respect any Order or Law applicable to the Acquired Companies or any of their respective properties or assets.

(b) Other than as set forth on Schedule 4.4(b), no consent or Permit is required to be obtained by the Acquired Companies or any Seller in connection with (i) the execution and delivery of this Agreement and the other agreements and documents to be entered into as contemplated herein, (ii) the compliance by Sellers with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby, or (iii) the continuing validity and effectiveness, immediately following the Closing, of any Permit or Material Contract of the Acquired Companies.

4.5 Financial Statements.

(a) Attached to Schedule 4.5 are true and complete copies of (i) the audited consolidated financial statements of each of the Acquired Companies as of and for the fiscal years ended December 31, 2005, 2004 and 2003, and (ii) the unaudited consolidated financial statements of the Acquired Companies as of and for the nine (9) month period ended September 30, 2006 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended. The Financial Statements are true, correct, and complete in all material respects, and are consistent with the books and records of the Acquired Companies (which books and records are correct and complete). The audited consolidated balance sheets of the Acquired Companies, as of December 31, 2005, is herein referred to as the "Acquisition Balance Sheet."

(b) Schedule 4.5(b) sets forth a true and complete list of all contract receivables due and payable to the Acquired Companies, which discloses such receivables in three (3) separate categories: (i) the first category sets forth all contract receivables that are not past due more than sixty (60) or more consecutive days immediately preceding the Closing Date and are not otherwise in default as of the Closing Date (the "Current Receivables"); (ii) the second category sets forth a list of all other contract receivables that are past due more than sixty (60) consecutive days immediately preceding the Closing Date or are otherwise in default as of the Closing Date ("Default Receivables"); and (iii) the third category sets forth all contract receivables which have been charged off the Financial Statements and are no longer carried as assets of the Acquired Companies but nonetheless continue to represent valid contractual obligations of the parties thereto (the "Charged-Off Receivables").

4.6 Absence of Certain Changes or Events.

Except as set forth in Schedule 4.6, since the date of the Acquisition Balance Sheet (i) the Acquired Companies have conducted their respective businesses only in the ordinary course of business and have used commercially reasonable efforts to preserve such businesses intact, to keep available the services of the employees of the Acquired Companies and to preserve the goodwill of the suppliers and customers of the Acquired Companies, and (ii) there has not been any event, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Acquisition Balance Sheet:

(a) there has not been any change in the Tax reporting or accounting policies or practices of any of the Acquired Companies, including practices with respect to (i) depreciation or amortization polices or rates, or (ii) the payment of accounts payable or the collection of accounts receivable; and none of the Acquired Companies have settled or compromised any Tax liability or made or rescinded any Tax election;

(b) none of the Acquired Companies have incurred any Indebtedness other than pursuant to the agreements, notes and instruments described on Schedule 4.22, or assumed, guaranteed, or endorsed the Indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than in the ordinary course of business;

(c) none of the Acquired Companies have suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets having a value in excess of Ten Thousand Dollars ($10,000) individually or Thirty Thousand Dollars ($30,000) in the aggregate;

(d) none of the Acquired Companies have (i) made, granted, or committed to make or grant: (A) any bonus or any wage, salary or compensation increase to any (y) director or officer, or (z) employee (other than in the ordinary course of business), independent contractor or consultant, or (B) an increase of any benefit provided under any Acquired Companies Plan, (ii) adopted, amended or terminated any employee benefit plan, program or arrangement, or (iii) entered into, amended or terminated any employment agreement, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of its current or prospective directors, officers, employees, independent contractors, consultants or stockholders.

(e) none of the Acquired Companies have sold, assigned, transferred, licensed, or subjected to any Lien, or has committed to sell, assign, transfer, license, or subject to any Lien, any tangible or intangible assets for an amount in excess of Ten Thousand Dollars ($10,000) in the aggregate, except for sales of inventory in the ordinary course of business and except for Permitted Liens;

(f) none of the Acquired Companies have purchased or leased, or have committed to purchase or lease, any asset for an amount in excess of Ten Thousand Dollars ($10,000) alone or in the aggregate, except purchases of inventory and supplies in the ordinary course of business, consistent with past practice;

(g) none of the Companies have made or authorized any capital expenditures or commitment for capital expenditures in an amount more than Ten Thousand Dollars ($10,000) individually or Thirty Thousand Dollars ($30,000) in the aggregate for additions to properties, plant, equipment, or intangible capital assets or aggregate capital expenditures and commitments, other than those capital expenditures or commitments therefor made or authorized in the ordinary course of business;

(h) none of the Acquired Companies have engaged in any transactions with, or entered into any Contracts with, any Affiliates of the Acquired Companies, except to the extent required by Law or any then existing agreements;

(i) none of the Acquired Companies have made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller or any director, officer, partner, stockholder or Affiliate of any Seller except with respect to payments to, and reimbursement of, fees and expenses of employees, directors and officers of the Companies in the ordinary course of business;

(j) none of the Acquired Companies have amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business and which, in the aggregate, would not be material to the Acquired Companies taken as a whole;

(k) none of the Acquired Companies have granted any license or sublicense of any rights under or with respect to any Acquired Companies Intellectual Property;

(l) none of the Acquired Companies have instituted or settled any action, claim, suit or proceeding that involved more than Ten Thousand Dollars ($10,000);

(m) none of the Acquired Companies have made any amendment to its Organizational Documents;

(n) none of the Acquired Companies have declared or paid any dividends or distributions or repurchased or redeemed any shares of capital stock or other equity interests;

(o) none of the Acquired Companies have issued or sold any shares of capital stock or in its capital or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of any Acquired Companies or split, combined or subdivided the capital stock or other equity interests of any Acquired Companies;

(p) none of the Acquired Companies have revalued any of its respective assets, including writing off accounts receivable or revaluing inventory except in the ordinary course of business; or

(q) none of the Acquired Companies have agreed to take any of the actions described in sub-clauses (a) through (p) above.

4.7 Taxes.

(a) All Taxes due and payable by any of the Acquired Companies or claimed and asserted by any Taxing Authority to be due and payable by any of the Acquired Companies have been timely paid other than Taxes which are not yet due or owing or that are being contested in good faith by appropriate proceedings, and for which, in each case, adequate reserves have been established in accordance with GAAP on the Acquisition Balance Sheet. All Tax Returns required to be filed by or on behalf of the Acquired Companies in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any duly obtained extensions of time in which to make such filings) have been duly and timely filed and are true and complete in all material respects and all such Taxes have been paid. Except as set forth on Schedule 4.7(a), there are no Tax claims, audits or proceedings pending or, to the Knowledge of Sellers' threatened in connection with the Acquired Companies. There are not currently in force any waivers or agreements binding upon the Acquired Companies for the extension of time or statute of limitations within which to file any Tax Return or for the assessment, payment or collection of any Tax. Each of the Acquired Companies has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and has complied with the rules and regulations relating to the withholding and remittance of Taxes. None of the Acquired Companies is a party to or bound by any Tax allocation or Tax sharing agreement (whether or not written) with any other Person or has any contractual obligation to indemnify any other Person with respect to Taxes. No Acquired Companies is or has ever been a member of an affiliated group filing or required to file an affiliated, consolidated, combined or unitary Tax Return nor does any Acquired Companies have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract.

(b) No Liens for Taxes exist with respect to any of the assets or properties of the Acquired Companies. No claim has been made by any Taxing Authority in a jurisdiction where any Acquired Companies does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. None of the Acquired Companies have executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with, any Taxing Authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law. No Seller is a foreign person within the meaning of Section 1445 of the Code.

4.8 Employees.

Except as set forth in Schedule 4.8, there are no pending or, to the Knowledge of Sellers, threatened, controversies, grievances or claims by any employee or former employee of any of the Acquired Companies with respect to his or her employment, termination of employment or compensation and benefits that, if adversely decided, would have a Material Adverse Effect. Except as set forth in Schedule 4.8, there has not been, since January 1, 2001, any controversies, grievances or claims by any employee or former employee of any of the Acquired Companies with respect to his or her employment, termination of employment or any compensation and benefits that involve more than Ten Thousand Dollars ($10,000) in claims or damages individually. Since January 1, 2001, none of the Acquired Companies is or has been a party to, or bound by, any collective bargaining agreement with any labor organization. Since January 1, 2001, the Acquired Companies have not experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor or employees to cause the Acquired Companies to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units. Schedule 4.8 sets forth a complete list of all employees of any of the Acquired Companies as of July 31, 2006. No labor strike or stoppage is pending or to the Knowledge of Sellers threatened against any of the Acquired Companies. Each Acquired Companies is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security Taxes and any similar Tax. There has been no "mass layoff" or "plant closing" as defined by the WARN Act with respect to any Acquired Companies since January 1, 2005.

4.9 Employee Benefit Plans and Other Compensation Arrangements.

Set forth on Schedule 4.9(a) is a true and complete list of all Acquired Companies Plans. Correct and complete copies of the following documents with respect to each Acquired Companies Plan have been made available to Purchasers, as applicable: (i) plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto, (ii) the Forms 5500s and all schedules thereto for the most recent two years, (iii) the most recent valuation report, (iv) the most recent IRS determination letter, (v) the most recent summary plan description and subsequent summaries of material modifications, (vi) the most recent audited financial statements, and (vii) written summaries of all non-written Plans. Except as set forth on Schedule 4.9(b):

(a) no Acquired Companies nor any ERISA Affiliate has, at any time during the six (6) years preceding the date hereof, sponsored, maintained, been liable under, terminated, participated in, been required to contribute to, or incurred withdrawal liability with respect of, a "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA and no Acquired Companies nor any ERISA Affiliate has any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) the Code), whether or not waived, with respect to any such plan;

(b) each of the Acquired Companies Plans and any related trusts currently satisfy in all material respects, and for all prior periods have satisfied in all material respects, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, including, as applicable, requirements under Sections 105, 106, 125, 401(a), 401(k) and 501 of the Code, and no event, transaction or condition has occurred or exists that is reasonably likely to result in the loss or limitation of such Tax-favored treatment;

(c) all of the Acquired Companies Plans have been operated in compliance in all material respects with their respective terms and all Laws, and all contributions required under the terms of the Acquired Companies Plans or applicable Law have been timely made;

(d) the Acquired Companies have no liability of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) with respect to any Plan other than for contributions, payments or benefits due in the ordinary course under the current Acquired Companies Plans, none of which are overdue;

(e) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will now or at any time in the future (i) result in any payment becoming due to any director, officer, employee, former employee, independent contractor, consultant or agent of any Acquired Companies from the Acquired Companies under any Acquired Companies Plan or otherwise, (ii) increase any benefits otherwise payable under any Acquired Companies Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) give rise to an obligation to pay any amount by any of the Acquired Companies or Purchasers (or any Affiliate of Purchasers) or any Acquired Companies Plan that would not be deductible by any of the Acquired Companies or Purchasers (or Affiliates of Purchasers) by reason of Section 280G of the Code;

(f) none of the Acquired Companies Plans provide life, medical, dental, vision or other welfare benefits to Persons who are not current employees of an Acquired Companies or their dependents or for periods longer than one month after termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or any similar state Law;

(g) the Acquired Companies can terminate each Acquired Companies Plan without further material liability to the Acquired Companies (except for benefits accrued through the date of termination); and

(h) each Acquired Companies Plan which is a "nonqualified deferred compensation plan" within the meaning of Code Section 409A(d)(1) has been maintained and administered in a manner consistent with avoiding adverse Tax consequences under Code Section 409A.

4.10 Environmental Matters.

(a) Except as set forth in Schedule 4.10(a) with respect to each Acquired Companies:

(i) there has been no generation, Treatment, Storage, Release, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from any of the Real Property or any other facility or property owned, leased, occupied, or used by any Acquired Companies now or in the past;

(ii) there are currently no, and have not been any, asbestos- or urea formaldehyde-containing materials incorporated into or used on the buildings or any improvements that are a part of the Real Property, or into other assets or products of any Acquired Companies;

(iii) there are no electrical transformers, capacitors, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Real Property;

(iv) all paint or other Hazardous Material not in current, usable inventory has been removed from the Real Property and disposed of in compliance in all material respects with all Laws;

(v) no Acquired Companies has sent a Hazardous Material to a site that, pursuant to any Law (A) has been placed or proposed for placement on the National Priorities List or any similar state list, or (B) is subject to or the source of an Order, demand or request from a Government Authority to take "response," "corrective," "removal," or "remedial" action, as defined in any Law, or to pay for the costs of any such action at any location;

(vi) no Acquired Companies has received, any notice, Order or other communication from any Governmental Authority, citizens’ group, employee or other individual or entity claiming that it or its business is or may be liable for personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material; and

(vii) there are no underground storage tanks or related piping, or surface impoundments located on, under or at the Real Property or any other facility or property owned, leased, occupied, or used by any Acquired Companies, now or in the past, nor have any underground tanks or piping been removed from any of the Real Property.

(b) Schedule 4.10(b) contains an accurate and complete list of all Phase I or Phase II environmental reports, audits and assessments prepared for and at the request of each Acquired Companies or in the possession of an Acquired Companies with respect to the Real Property, copies of which have been furnished to Purchasers.

4.11 Permits; Compliance with Laws.

Except as set forth on Schedule 4.11(a), each of the Acquired Companies is in compliance with all applicable Laws, and possesses and is in compliance with all Permits. Except as set forth on Schedule 4.11(b), since January 1, 2004, none of the Acquired Companies has received any written or oral notice from any Person alleging any material noncompliance with any applicable Law or Permit. Each Permit is valid and in full force and effect, and none of the Permits will lapse, terminate, expire or otherwise be impaired (as they related to the right or authorization of any Acquired Companies) as a result of the performance of this Agreement by Sellers, or the consummation of the transactions contemplated hereby. Each Permit is listed on Schedule 4.11(c). There are no inquiries, demands, customer compliance or investigations with respect to any violation of Law being conducted by any Governmental Authority.

4.12 Real and Personal Properties.

4.12.1 Real Property.

(a) Except as set forth on Schedule 4.12.1(a), none of the Acquired Companies currently or ever has owned any real property.

(b) Schedule 4.12.1(b) identifies the parcels of real property that constitute the Leased Real Property and lists the leases relating to such Leased Real Property (the "Leases"). The applicable Acquired Company as set forth on Schedule 4.12.1(b) has a valid and subsisting leasehold estate in the Leased Real Property. With respect to each Lease (i) such Lease is in full force and effect and all rents, required deposits and additional rents due to date pursuant to each Lease have been paid in full, (ii) there is no existing default by the applicable Acquired Company or, to Sellers' Knowledge, any default by the lessor of such Lease, (iii) such Acquired Companies has not received any written notice that it is in default under any of its Leases, and (iv) to Sellers' Knowledge, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by such Acquired Companies under any Lease. The Leases delivered to Purchasers are all of the leases and rental agreements, together with all amendments, that constitute the Leased Real Property and no Leases have been amended, modified or terminated since such delivery.

(c) Neither the whole nor any portion of the Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no written notice of any such condemnation, requisition, or taking has been received by any Acquired Companies. To Sellers' Knowledge, no such condemnation, requisition, or taking is threatened or contemplated. To Sellers' Knowledge, there are no public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect any of the Real Property. No Acquired Companies has been notified in writing of future improvements by any public authority, any part of the cost of which would or might be asserted against any of the Real Property.

(d) The zoning of each parcel of Real Property permits the existing improvements and uses of each Acquired Companies, subject to no variances, conditional use permits or other special use restrictions.

(e) Each of the buildings, structures and improvements situated on the Real Property is in good condition and repair, reasonable wear and tear excepted. None of the buildings, structures and improvements situated on the Real Property, during the period of time during which such Real Property has been owned or leased by any Acquired Companies, has been damaged by fire or other casualty except for such damage as has been fully repaired and restored prior to the date of this Agreement. Each of the buildings, structures and improvements situated on the Real Property are located within the required set back, side yard and other conditions and requirements imposed by applicable Law with respect to such buildings, structures and improvements.

(f) All of the systems located at or on the Real Property, including, without limitation, heating, ventilation, plumbing, electrical and air conditioning systems, and wiring, paving, roofing and other amenities, are in good working order. There has not been any recent material interruption in the delivery of adequate service of any utilities, including, water supply, propane gas or natural gas, storm and sanitary sewer facilities, electric power and telephone facilities, or other public authorities required in the operation of the business currently conducted at the Real Property and none of the Acquired Companies has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, any water penetration, any flooding problems or limitations to access to public sewer and water, restrictions on septic service, etc. All utilities servicing the Real Property are publicly provided and maintained and such utilities are separately metered within each Real Property. To Sellers' Knowledge, all of the streets, roads and avenues adjoining and/or adjacent to the Real Property are publicly owned and maintained without assessment or charge to the Acquired Companies. To Sellers' Knowledge, no fact or condition exists which would result in the termination or impairment of the access of the Real Property to publicly dedicated roadways.

4.12.2 Personal Property. The Acquired Companies have good and marketable title to, or a valid leasehold interest in, each of the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business, since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified on Schedule 4.12.2(a). The tangible personal property is free from material defects and in good operating condition and repair (reasonable wear and tear excepted). Except for the personal property leases indicated on Schedule 4.12.2(b), no Person, other than the Acquired Companies, owns or utilizes any material equipment used by any of the Acquired Companies in the operation of their businesses. All of the tangible personal property and assets owned or leased by any of the Acquired Companies constitute all of the properties and assets used in the conduct of their respective businesses.

4.13 Accounts Receivable.

The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of the Acquired Companies represent valid receivables arising from sales actually made or services actually performed and are collectible in the ordinary course of business, subject to reserves on the Acquisition Balance Sheet. Except as set forth on Schedule 4.13, the accounts receivable reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied, including allowances for doubtful accounts. Except as set forth on Schedule 4.13, none of the Acquired Companies have received written notice of any contest, claim, or right of setoff with respect to its accounts receivable. As of the Closing Date, no Person will have a Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment will have been made to such receivables.

4.14 Inventories.

Subject to reserves on the Acquisition Balance Sheet, the inventories of the Acquired Companies are (i) in good and marketable condition, (ii) usable and saleable in the ordinary course of business, and (iii) stated thereon in accordance with GAAP, on a lower of cost or market basis, consistently applied.

4.15 Intellectual Properties.

Schedule 4.15(a) sets forth a complete and correct list of all of the following Acquired Companies Intellectual Property: registered patents and pending patent applications, registered trademarks and pending trademark applications, material unregistered trademarks, registered copyrights and Internet domain names. Schedule 4.15(b) sets forth all material licenses (including software licenses) for which any of the Acquired Companies is a party either as a licensee or licensor (specifying its status) and any other material agreements under which the Acquired Companies grant or receive any rights to Intellectual Property. Except as set forth in Schedule 4.15(c):

(a) the Acquired Companies own and possess all right, title and interest in and to, or have a valid and enforceable right or license to use the Acquired Companies Intellectual Property as currently being used;

(b) the Acquired Companies Intellectual Property is not subject to any Liens (other than Permitted Liens) and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to written license agreements applicable thereto;

(c) to the Knowledge of Sellers, the issued patents and registered Intellectual Property, and the applications therefor, comprising the Acquired Companies Intellectual Property owned or used by any of the Acquired Companies are valid, subsisting, in full force and effect, and have not been cancelled, expired or abandoned;

(d) (i) none of the Acquired Companies have infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; (ii) to the Knowledge of Sellers, the conduct of the businesses as currently conducted by the Acquired Companies does not infringe upon any Intellectual Property owned by any third party; and (iii) none of the Acquired Companies have received any written notice regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party); and

(e) (i) To the Knowledge of Sellers, no third party has infringed, misappropriated or otherwise conflicted with any of the Acquired Companies’ Intellectual Property; and (ii) no such claims have been brought or threatened against any third party by any of the Acquired Companies; and (iii) except as set forth on Schedule 4.15(e): (x) all licenses listed on Schedule 4.15(b) are in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated by this Agreement and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions; (y) the Acquired Companies have performed all material obligations required to be performed by them pursuant to the licenses and agreements listed on Schedule 4.15(b); and (z) there is no existing or, to the Knowledge of Sellers, threatened default under or violation of any of the licenses or agreements listed on Schedule 4.15(b) by any other party thereto.

4.16 Contracts.

Schedule 4.16(a) lists all of the following currently effective written or oral agreements, contracts, leases, licenses, commitments, arrangements, letters of understanding or undertakings (each a "Contract" and collectively, "Contracts") to which any of the Acquired Companies are a party or by which any material assets of any of the Acquired Companies are bound or are subject:

(a) Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business, which involve commitments to make capital expenditures or which provide for the purchase of goods or services by any of the Acquired Companies from any one Person or group of related Persons under which the undelivered balance of such goods or services has an aggregate purchase price in excess of Ten Thousand Dollars ($10,000);

(b) Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business, which provide for the sale of goods or services by any of the Acquired Companies to any one Person or group of related Persons under which the undelivered balance of such goods or services has an aggregate sale price in excess of Ten Thousand Dollars ($10,000);

(c) Contracts relating to Indebtedness or to the granting by any of the Acquired Companies of a Lien on any of their respective assets, or any guaranty by any of the Acquired Companies of any obligation in respect of borrowed money or otherwise;

(d) Contracts with dealers, distributors or sales representatives;

(e) employment, confidentiality and non-competition agreements with any employee, officer, consultant or management advisor;

(f) Contracts which limit the freedom of any of the Acquired Companies to engage in any business or compete with any Person;

(g) Contracts pursuant to which any of the Acquired Companies are a lessor or a lessee of any personal or real property, or holds or operates any tangible personal property owned by another Person;

(h) stock option Contracts, warrants, convertible securities, or any other agreements, for the purchase or issuance of capital stock of any of the Acquired Companies;

(i) Contracts restricting the transfer of capital stock or shares in the capital of any of the Acquired Companies, obligating any of the Acquired Companies to issue or repurchase shares of its capital stock or in its capital, or relating to the voting of stock or the election of directors of any of the Acquired Companies;

(j) each partnership or joint venture Contract;

(k) each Contract not included in subsection (e) providing for severance, retention, change in control or other similar payments;

(l) each Contract with any Seller or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of any Acquired Companies;

(m) Contracts under which any Acquired Companies has made advances or loans to any other Person; and

(n) any other Contract material to the businesses of the Acquired Companies.

Complete copies of each Contract required to be identified on Schedule 4.16(a), including amendments, waivers, or other changes thereto (collectively, the "Material Contracts") have been made available to Purchasers. In the case of each oral Material Contract, Schedule 4.16(a) also includes a brief description of such Contract. Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of each party thereto and enforceable in accordance with its respective terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 4.16(b), each of the Acquired Companies (as the case may be) has performed in all material respects all obligations required to be performed by it pursuant to the Material Contracts, is not in breach or default thereunder (and no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a breach or default) and no notice has been received that any other party to any Material Contract is in breach or default thereunder.

4.17 Litigation.

Except as set forth on Schedule 4.17, there are no, and since January 1, 2001, there have been no, actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or threatened in writing, against any of the Acquired Companies involving more than Ten Thousand Dollars ($10,000) in claims or damages individually. Except as set forth on Schedule 4.17, no Acquired Companies is a party or subject to any order, judgment, ruling, injunction, assessment, award, decree or writ from any Governmental Authority (each, an "Order").

4.18 Product Warranty.

Except for claims in the ordinary course of business, since January 1, 2006, there have been no claims made against the Acquired Companies alleging that any vehicle sold by any Acquired Company are defective and no such claims are currently pending or threatened against any Acquired Company. Except for conditions or warranties implied or imposed by applicable Laws or otherwise contained in any Acquired Company’s standard terms and conditions of sale, no Acquired Company has given a condition, warranty, or made a representation in respect of products or service supplied, manufactured, sold, leased or delivered by it. Each vehicle sold, leased or delivered by any Acquired Company has been in conformity with all applicable contractual commitments and all express and, to Sellers' Knowledge, implied warranties. Except as set forth on Schedule 4.18, or for warranty claims based on the Acquired Companies’ standard terms and conditions of sale, no Acquired Company has any liability (and, to Sellers' Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), for replacement or repair of any vehicle sold, leased or delivered by any Acquired Company or other damages in connection therewith. Section 4.18 includes copies of the standard terms and conditions of sale or lease for the Acquired Companies (containing applicable guaranty, warranty, and indemnity provisions).

4.19 Product Liability.

No claims alleging bodily injury or property damage as a result of any defect in any vehicle or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a "Product Liability Claim"), have been made or threatened against any Acquired Company since January 1, 2001. To Sellers' Knowledge, there are no defects in the vehicles sold by any Acquired Company which could result in a Product Liability Claim, and there has not been any failure by any Acquired Company to warn, test, inspect or instruct of dangers which could form the basis for a product recall or any Product Liability Claim against such Acquired Company.

4.20 Material Suppliers and Customers.

Schedule 4.20(a) sets forth the twenty (20) largest suppliers in terms of purchases ("Material Suppliers") and any repeat customers that are material in terms of sales ("Material Customers") of the Acquired Companies on a consolidated basis, in each case for the twelve (12) months ended December 31, 2005, 2004 and 2003. Except as set forth on Schedule 4.20(a), since December 31, 2005, no Material Customer has canceled or otherwise terminated or made any threats to cancel or otherwise terminate, its relationship with such Acquired Companies or to materially decrease its purchases from such Acquired Companies. Except as set forth on Schedule 4.20(b), since December 31, 2005, no Material Supplier has canceled or otherwise terminated or to Sellers' Knowledge made any threats to cancel or otherwise terminate, its relationship with such Acquired Companies or to materially decrease its sales of supplies to such Acquired Companies. Except as set forth on Schedule 4.20(c), since December 31, 2005, none of the Acquired Companies has experienced, and there do not exist, any material quality control or similar problems with the products currently being supplied or on order from the Material Suppliers.

4.21 Insurance.

Schedule 4.21(a) contains an accurate and complete list of all insurance policies owned, held by or applicable to any of the Acquired Companies (or its respective assets or business). All such policies are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no written notice of denial of coverage, cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies. Except as set forth on Schedule 4.21(b), To Sellers’ Knowledge, in the past twelve (12) months, no event specific to any of the Acquired Companies has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums. Except as set forth on Schedule 4.21(c), none of the Acquired Companies has any self-insured or co-insurance programs.

4.22 Indebtedness.

Schedule 4.22 sets forth a listing of all Indebtedness of any of the Acquired Companies and the Contracts and instruments under which such Indebtedness exists.

4.23 Books and Records.

The books and records of the Acquired Companies are true, correct and complete in all material respects, provided, however, nothing contained in this Section 4.23 shall be deemed to modify or qualify any other representation or warranty set forth in this Agreement.

4.24 Undisclosed Liabilities.

Except as set forth on Schedule 4.24, no Acquired Companies has any debt, liabilities or obligations whatsoever (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into prior to the Closing Date, any action or inaction on the part of the Acquired Companies prior to the Closing Date, or any state of facts existing prior to the Closing Date other than those (i) specifically reflected on and fully reserved against in the balance sheet contained in the Acquisition Balance Sheet, or (ii) incurred in the ordinary course of business since such date.

4.25 Related Party Transactions.

Except as set forth in Schedule 4.25, no employee, officer, director, shareholder, partner or member of any Acquired Companies, any member of his or her immediate family or any beneficiary of any Seller (each a "Related Person") (a) owes any amount to any Acquired Companies nor does any Acquired Companies owe any amount to, or has any Acquired Companies committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person (other than any participant loans under any Acquired Companies Plan and any payments to, and reimbursement of fees and expenses of, employees, directors and officers of the Acquired Companies in the ordinary course of business), (b) owns any property or right, tangible or intangible, that is used by any Acquired Companies or (c) has any claim or cause of action against any Acquired Companies, other than claims for accrued compensation or benefits arising in the ordinary course of employment or under any Acquired Companies Plans.

4.26 Sufficiency of Assets.

Except as set forth on Schedule 4.26, the assets (tangible and intangible, real and personal) owned and leased by the Acquired Companies as of the date hereof and on the Closing Date are sufficient in all material respects for the Acquired Companies to carry their business as heretofore conducted and as proposed to be conducted hereafter.

4.27 Brokerage.

Except for fees or expenses which have already been paid, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of any of the Acquired Companies, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF PURCHASERS AND
PARENT

Each Purchaser and Parent, jointly and severally, represent and warrant to each Seller as follows:

5.1 Organization; Authorization.

Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of such Purchaser in connection herewith. Each Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the other documents contemplated hereby. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Parent in connection herewith.

5.2 Execution and Delivery; Enforceability.

This Agreement has been, and each other document, instrument or agreement to be executed and delivered by each of Parent and Purchasers in connection herewith, will upon such delivery be, duly executed and delivered by each of Parent and Purchasers and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of each of Parent and Purchasers, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.3 Governmental Authorities; Consents.

No Purchaser is required to submit any notice, report or other filing with any Governmental Authority in connection with such Purchaser’s execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by such Purchaser in connection herewith, and such execution, delivery and performance will not violate any Law by which Purchaser is bound. No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by any Purchaser in connection with Purchaser’s execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by such Purchaser in connection herewith or the consummation of the transactions contemplated hereby or thereby.

5.4 SEC Filings.

Parent has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "Parent SEC Reports") on a timely basis in accordance with the Exchange Act and all rules and regulations promulgated by the SEC thereunder. The Parent SEC Reports filed prior to the date hereof and all similar documents filed prior to the Closing Date (i) were, or will be, as the case may be, prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, or will not, as the case may be, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.5 Financial Statements.

Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

5.6 Absence of Certain Changes.

Except as set forth in the Parent SEC Reports, there has not occurred since June 30, 2006: (i) any Material Adverse Effect or any event, change or effect which is reasonably likely to have, individually or in the aggregate with other events, changes or effects, a Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent; (iii) any damage to, destruction or loss of any asset of Parent (whether or not covered by insurance) that is reasonably likely to individually or in the aggregate have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices; or (v) any material revaluation by Parent of any of its assets, including, without limitation, writing off or writing down notes or accounts receivable or inventory other than in the ordinary course of business consistent with past practice.

5.7 Capital Stock.

The total number of shares of capital stock of all classes which the Parent has the authority to issue is One Hundred Million (100,000,000) common shares, $0.001 par value per share, and Ten Million (10,000,000) preferred shares, $0.001 par value per share. Of such authorized shares, Thirty Two Million Seven Hundred and Eighty Seven Thousand Five Hundred (32,787,500) common shares are issued and outstanding as of the date hereof. There are no common shares held in treasury by the Purchasers or Parent. All of the common shares and preferred shares of the Parent have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. Except as set forth on Schedule 5.7: (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Parent, (b) there does not exist nor is there outstanding any right or security granted or issued to any Person to cause the Parent to issue or sell any shares of capital stock or other securities of the Parent to any Person (including any warrant, stock option, call, put, preemptive right, convertible debt obligation, subscription for stock or securities convertible into or exchangeable for stock of the Parent, or any other similar right, security, instrument or agreement), or (c) there is no obligation, contingent or otherwise, of the Parent to (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Parent, or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person.

5.8 Compliance with Laws and Obligations.

Except as set forth on Schedule 5.8, neither Parent nor any Purchaser is in conflict with, or in default or violation of, (i) any Applicable Law or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, defaults or violations which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

5.9 Solvency.

Parent is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 5.9 "insolvent" means that the sum of the debts and other probable liabilities of Parent exceeds the present fair saleable value of Parent's assets . Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) Parent will be able to pay its liabilities as they become due in the Ordinary Course of Business, (b) Parent will not have unreasonably small capital with which to conduct its present or proposed business, (c) Parent will have assets (calculated at fair market value) that exceed its liabilities, and (d) taking into account all pending and threatened litigation, final judgments against Parent, as the case may be, in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Parent, as the case may be, will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Parent. The cash available to Parent, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such respective debts and judgments of Parent and each Purchaser promptly in accordance with their terms.

5.10 Franchise Agreements.

Purchasers and Parent each acknowledge receipt of the three Second Renewal Franchise Agreements between Byrider Franchising, Inc. and F.S. English, Inc. dated February 23, 2006 (the "Franchise Agreements").

5.11 Brokerage.

No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Parent or Purchasers, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.12 Legal Proceedings.

There is no Order and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, in law or in equity, pending or, to the knowledge of Purchasers, threatened against Purchasers, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Purchasers from complying with the terms and provisions of this Agreement. There is no Order and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, in law or in equity, pending or, to the knowledge of Parent, threatened against Parent, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Parent from complying with the terms and provisions of this Agreement.

ARTICLE 6: CLOSING CONDITIONS; CLOSING

6.1 Conditions to Purchasers’ Obligations.

The obligation of Purchasers to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 6.1:

(a) all filings, authorizations, approvals and consents shall have been made with or obtained from all applicable Governmental Authorities;

(b) none of the parties hereto will be subject to any injunction, judgment, Order, decree or ruling that prohibits the consummation of the transactions contemplated by this Agreement;

(c) Sellers’ Representative, on behalf of Sellers, shall have executed and delivered to Purchasers a certificate stating that (i) in the aggregate, the representations and warranties of Sellers contained in Article 3 and Article 4 that are not qualified by materiality are true and correct in all material respects at and as of the Closing as though then made, and the representations and warranties of Sellers contained in Article 3 and Article 4 that are qualified by materiality are true and correct at and as of the Closing as though then made (except in each case for those representations and warranties that are as of an earlier date, which shall be true and correct in all respects or in all material respects, as applicable, as of such earlier date); and (ii) Sellers and Sellers’ Representative have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Sellers and Sellers’ Representative or the Acquired Companies prior to the Closing;

(d) there shall not have occurred any facts, events, developments or circumstances that constitutes, or would reasonably be expected to constitute, a Material Adverse Effect with respect to the Acquired Companies;

(e) delivery to Purchasers of all certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(f) delivery to Purchasers of the written resignation, effective as of the Closing, of each director and officer of the Acquired Companies;

(g) delivery to Purchasers of the Payoff Letters, together with terminations of any and all security interests in, and releases of any and all Liens (other than the Permitted Liens) on, the assets of the Acquired Companies;

(h) delivery to Purchasers of a duly executed affidavit of non-foreign status for each Seller that complies with the Treasury Regulations promulgated under Section 1445 of the Code;

(i) delivery to Purchasers of certificates of corporate good standing as of the most recent practicable date from Secretary of State where each of the Acquired Companies is incorporated;

(j) delivery to Purchasers of an employment agreement between Indiana Operations and Sellers’ Representative in mutually satisfactory form and substance;

(k) delivery to Purchasers of executed lease agreements for the Leased Real Property set forth on Schedule 6.2(g), acceptable in form and substance to Purchasers and the landlord thereof;

(l) delivery to Purchasers of the Release Letters;

(m) delivery to Purchasers of the Delaware Merger Agreements executed by Sellers’ Representative, acceptable in form and substance to Purchasers;

(n) delivery to Purchasers of the Indiana Merger Filings executed by Sellers’ Representative, acceptable in form and substance to Purchasers;

(o) delivery to Purchasers of executed documentation from Byrider Franchising, Inc. acceptable to Purchasers relating to waiver of its right of first refusal with respect to the Acquired Companies;

(p) delivery to Parent of definitive financing approval from its lender sufficient to consummate the Closing;

(q) Purchasers shall have received the written legal opinion(s) of counsel for Sellers, addressed to Purchaser, Parent and its lender(s) as of the Closing Date in the form to be mutually agreed upon; and

(r) any other document required to be delivered to Purchasers pursuant to this Agreement and such other documents as reasonably requested by Purchasers required in connection with Purchasers’ financing of the transactions underlying this Agreement.

Any agreement or document to be delivered to Purchasers pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Purchasers.

6.2 Conditions to Sellers’ Obligations.

The respective obligations of Sellers to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.2:

(a) all filings, authorizations approvals and consents shall have been made with or obtained from all applicable Governmental Authorities;

(b) none of the parties hereto will be subject to any injunction, judgment, Order, decree or ruling that prohibits the consummation of the transactions contemplated by this Agreement;

(c) Purchasers and Parent shall have executed and delivered to Sellers a certificate stating that (i) the representations and warranties of Purchasers and Parent contained in Article 5 that are not qualified by materiality are true and correct in all material respects at and as of the Closing as though then made and the representations and warranties of Purchasers and Parent contained in Article 5 that are qualified by materiality are true and correct at and as of the Closing as though then made (except in each case for those representations and warranties that are as of an earlier date, which shall be true and correct in all respects or in all material respects, as applicable, as of such earlier date), and (ii) Purchasers and Parent have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Purchaser and Parent prior to the Closing;

(d) Sellers shall have received a certificate of corporate good standing as of the most recent practicable date from Secretary of State where the Purchasers and the Parent are incorporated;

(e) Sellers’ Representative shall have received documentation satisfactory to Sellers’ Representative that all personal guarantees related to the Indebtedness have been released;

(f) delivery of the Delaware Merger Agreements executed by Purchasers, acceptable in form and substance to Sellers;

(g) delivery of the Indiana Merger Filings executed by Purchasers, acceptable in form and substance to Sellers;

(h) delivery of the Seller Note duly executed by Purchasers;

(i) delivery of the Subordinated Note duly executed by Purchasers;

(j) delivery of the Guaranty of the Seller Note and the Subordinated Note duly executed by Parent (the "Guaranty");

(k) delivery of the Security Agreement duly executed by Purchasers and Parent securing the Seller Note and the Subordinated Note (the "Security Agreement");

(l) there shall not have occurred any facts, events, developments or circumstances that constitutes, or would reasonably be expected to constitute, a Material Adverse Effect with respect to the Parent; and

(m) Sellers shall have received the written legal opinion(s) of counsel for Purchasers and the Parent, addressed to the Sellers as of the Closing Date, in the form to be mutually agreed upon; and

(n) any other document required to be delivered to Sellers pursuant to this Agreement.

Any agreement or document to be delivered to Sellers pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers’ Representative.

6.3 The Closing.

The closing of the transactions contemplated hereby (the "Closing") shall take place simultaneously at the offices of Ice Miller LLP, One American Square, Suite 3100, Indianapolis, Indiana, 46282-0200, and at the offices of Wuersch & Gering LLP, 100 Wall Street, 21st Floor, New York, New York 10005 no later than December 8, 2006, at such date and time as the parties mutually agree when the respective closing conditions set forth in this Article Six have been satisfied or waived (the "Closing Date"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. The parties agree to execute the Closing on facsimile signatures into escrow of respective counsel which shall be fully binding upon the parties, and such counsel shall deliver and exchange original execution copies of all such documentation within three (3) business days thereafter. At Closing, the parties shall sign and deliver this Agreement, the Delaware Merger Agreements; and the Indiana Merger Filings, together with the Acquisition Consideration as set forth in Article Two. All certificates for the Manchester Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer, shall be delivered within three (3) business days after Closing

6.4 Termination.

This Agreement shall terminate prior to the Closing upon the occurrence of any of the following: (i) the written agreement of the Seller's Representative and Purchasers; (ii) the bankruptcy, receivership or dissolution of the Acquired Companies or the Purchasers; (iii) by the Seller's Representative, on the one hand, or by Purchasers, on the other hand, if Closing shall not have occurred on or before December 8, 2006 or (iv) by Purchasers, in accordance with Section 6.6; provided that the right to terminate this Agreement under this Section shall not be available to either party whose material misrepresentations, material breach of warranty or failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

6.5 Covenants Pending Closing.

(a) The Sellers agree that from the date hereof to the Closing Date, they covenant and agree to undertake the following actions:

(i) operate the respective businesses of the Acquired Companies substantially as now operated and only in the ordinary course and, to the extent of and consistent with such operation, use reasonable efforts to preserve intact the present business organization and the relationships with persons having business dealings with the Acquired Companies;

(ii) maintain the books, accounts and records of the Acquired Companies in the usual, regular and ordinary manner and consistent with past practice;

(iii) shall not sell, lease or dispose of any material business assets of the Acquired Companies or encumber the Acquired Companies with liabilities, in either case other than in the ordinary course of business except as set forth on Schedule 6.5(a)(iii); or

(iv) not amend, adversely modify or terminate any Contract, other than in the ordinary course of business.

(b) The Sellers’ Representative and the Purchasers will use their respective reasonable efforts (i) to obtain all necessary consents and approvals of governmental and regulatory authorities to the consummation of the transactions contemplated by this Agreement, (ii) to obtain all other waivers and/or consents necessary or advisable in connection with the transactions contemplated by this Agreement, including, without limitation, waivers and/or consents pertaining to the Franchise Agreements, and (iii) to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by them prior to or at the Closing Date. All transactional matters, corporate ministerial actions, regulatory filings or consent payments prior to Closing shall be at Sellers’ sole cost and expense.

(c) Prior to the Closing, the Sellers agree to permit the Purchasers and their respective employees, agents and representatives to have reasonable access to the properties, assets, books and records, contracts and other documents of the Acquired Companies, on reasonable prior notice, during regular business hours.

(d) Prior to the Closing, neither the Sellers, on the one hand, nor the Purchasers, on the other hand, nor any of their agents or affiliates, shall either directly or indirectly make any press release or other public communication after the date hereof with respect to the transaction contemplated hereby without the prior written consent of all other parties hereto (which shall not be unreasonably withheld) unless required by applicable law, rule or regulation (including the rules and regulations of the SEC and any securities quotation system or securities exchange) to make such a communication.

(e) Prior to Closing, the Acquired Companies shall fully, faithfully and promptly discharge each of their ordinary course liabilities as and when due and dischargeable, according to the terms of the respective liability.

(f) The Sellers hereby agree that they shall conduct the on-going business operations of the Acquired Companies in the ordinary course and shall take no action to liquidate or distribute their respective business assets except as set forth on Section 6.5(a)(iii) or dissolve or otherwise reclassify their respective corporate identity, and shall promptly notify the Purchasers if any third party attempts or executes any action which interferes with the consummation of the transactions contemplated by this Agreement.

6.6 Updates to Disclosure Schedules.

Seller's Representative shall deliver to Purchasers, as soon as possible after discovery thereof, but not later than one (1) Business Day prior to the Closing Date, written notice of supplemental information updating the information set forth in the representations and warranties of Sellers set forth in Article IV of this Agreement so that such representations and warranties of Sellers, as supplemented by such information, will be true and correct as of the Closing Date (the "Disclosure Schedule Updates"). If such Disclosure Schedule Updates reflect an occurrence which could reasonably be expected to cause one or both of the Acquired Companies to recognize or accrue previously undisclosed liabilities which individually or in the aggregate are more than $50,000.00, Purchasers shall have the right to terminate this Agreement pursuant to and in accordance with Section 6.4 of this Agreement by delivering a written notice of such termination of Seller prior to the Closing in accordance with Section 11.1.

ARTICLE 7: REGISTRATION RIGHTS AND STOCK LEGENDS

7.1 Registration Rights.

(a) The Parent and the Sellers agree that if at any time after the date hereof the Parent shall propose to file a registration statement with respect to any of its common stock on a form suitable for a secondary offering, it will give notice in writing to such effect to the Sellers at least thirty (30) days prior to such filing, and, at the written request of the Sellers, made within ten (10) days after the receipt of such notice, will include therein at the Parent's cost and expense (including the reasonable fees and expenses of one counsel to all such holder(s), but excluding underwriting discounts, commissions and filing fees attributable to the common stock included therein) such of the Manchester Shares as the Sellers shall request; provided, however, that if the offering being registered by the Parent is underwritten and if the representative of the underwriters certifies in writing that the inclusion therein of the Manchester Shares would materially and adversely affect the sale of the securities to be sold by the Parent thereunder, then the Parent shall be required to include in the offering only that number of securities, including the Manchester Shares, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rate among all selling holders of shares according to the total amount of securities entitled to be included therein owned by each selling holder of shares, but in no event shall the total amount of Manchester Shares included in the offering be less than the number of securities included in the offering by any other single selling holder of shares unless all of the Manchester Shares are included in the offering).

(b) The Parents obligations hereinabove with respect to the Manchester Shares are expressly conditioned upon the Sellers furnishing to the Parent in writing such information concerning the Sellers as the Parent shall reasonably request for inclusion in the registration statement. If any registration statement including any of the Manchester Shares is filed, the Parent shall indemnify the Sellers from any loss, claim, damage or liability arising out of, based upon or in any way relating to any untrue statement of a material fact contained in such registration statement or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except for any such statement or omission based on information furnished in writing by the Sellers expressly for use in connection with such registration statement; and the Sellers shall indemnify the Parent (and each of its officers and directors who has signed such registration statement, each director, each person, if any, who controls the Parent within the meaning of the Securities Act, each underwriter for the Parent and each person, if any, who controls such underwriter within the meaning of the Securities Act) and each other such Sellers against any loss, claim, damage or liability arising from any such statement or omission which was made in reliance upon information furnished in writing to the Parent by the Sellers expressly for use in connection with such registration statement.

7.2 Stock Certificate Legends.

(a) Each certificate representing the Manchester Shares shall be stamped or otherwise imprinted with legends substantially in the following form (in addition to any legend required by applicable state securities or "blue sky" laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1)(A) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR ANOTHER THEN AVAILABLE EXEMPTION UNDER THE ACT AND STATE SECURITIES LAWS, OR (B) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR ANY APPLICABLE STATE LAWS, AND WHEREIN MANCHESTER INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED, OR (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER); AND (2) PRIOR TO ANY SUCH TRANSFER, IT WILL FURNISH TO MANCHESTER INC. AND THE TRANSFER AGENT FOR THE COMMON STOCK SUCH CERTIFICATIONS, LEGAL OPINIONS, OR OTHER INFORMATION AS MANCHESTER INC. OR SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT OR STATE SECURITIES LAWS; AND (3) IT WILL DELIVER TO EACH PERSON TO WHOM THE SECURITIES EVIDENCED HEREBY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. FURTHERMORE, HEDGING TRANSACTIONS INVOLVING THE SECURITIES EVIDENCED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

(b) The Parent agrees to reissue certificates representing any of the Manchester Shares without the legend set forth above if at such time, prior to making any transfer of any such Manchester Shares, such holder thereof shall give written notice to the Parent describing the manner and terms of such transfer and removal as the Parent may reasonably request. Such proposed transfer and removal will not be effected until: (a) either (i) the Parent has received an opinion of counsel reasonably satisfactory to the Parent, to the effect that the registration of the Manchester Shares under the Securities Act is not required in connection with such proposed transfer; (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Parent with the Commission and has become effective under the Securities Act; (iii) the Parent has received other evidence reasonably satisfactory to the Parent that such registration and qualification under the Securities Act and state securities laws are not required; or (iv) the holder provides the Parent with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Parent has received an opinion of counsel reasonably satisfactory to the Parent, to the effect that registration or qualification under the securities or "blue sky" laws of any state is not required in connection with such proposed disposition; or (ii) compliance with applicable state securities or "blue sky" laws has been effected or a valid exemption exists with respect thereto. The Parent will respond to any such notice from a holder within five (5) business days. In the case of any proposed transfer under this section, the Parent will use reasonable efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified; (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject; or (z) to comply with state securities or "blue sky" laws of any state for which registration by coordination is unavailable to the Parent. The restrictions on transfer contained in this section shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Whenever a certificate representing the Manchester Shares is required to be issued to a Seller without a legend, in lieu of delivering physical certificates representing the Manchester Shares, provided the Parent's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, the Parent shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Manchester Shares to a Seller by crediting the account of such Seller's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system (to the extent not inconsistent with any provisions of this Agreement).

ARTICLE 8: COVENANTS AND AGREEMENTS

8.1 Publicity.

Any disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by Sellers’ Representative and Purchasers, or as may be required by Law or by any Governmental Authority.

8.2 Expenses.

Each of the parties shall pay all costs and expenses incurred by it in the negotiation, preparation and consummation of this Agreement and the other documents contemplated hereby and carrying out of the contemplated transactions, except as otherwise expressly provided in this Agreement. At the Closing, Sellers’ Representative shall deliver to Purchasers letters, reasonably satisfactory in form and substance to Purchasers, from all attorneys, accountants, consultants and all other service-providers to the Acquired Companies and the Sellers (the "Release Letters") stating that, to the extent such parties are not paid at the Closing the fees, costs or expenses owing to such parties with respect to the transactions contemplated by this Agreement, such parties shall hold only Sellers responsible for any fees, costs and expenses owing to such parties and the Acquired Companies shall be released from any and all obligations to such parties.

8.3 No Assignments.

No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Each Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of such Purchaser provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder; (b) Each Purchaser may assign its rights, but not its obligations, under this Agreement to any of its financing sources; and (c) Each Purchaser and its successors and permitted assigns may assign their rights, but not their obligations, under this Agreement in connection with a transfer of all or substantially all of the assets of such Purchaser or any of the Acquired Companies.

8.4 Sellers’ Representative.

(a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Rick Stanley as the initial true and lawful agent and attorney-in-fact (the "Sellers' Representative") of the Sellers with full authority and power of substitution to act in the name, place and stead of such Sellers with respect to the consummation of the transactions contemplated hereunder.

(b) Purchasers, Parent and any other person, may conclusively and absolutely rely, without inquiry, upon any consent, approval or action of the Sellers' Representative as the consent, approval or action, as the case may be, of each Seller individually and all Sellers as a group in all matters referred to herein, and each Seller confirms all that the Sellers' Representative shall do or cause to be done by virtue of his or her appointment as the Sellers' Representative.

(c) Each Seller covenants and agrees that he or she will not voluntarily revoke the power of attorney conferred in this Section 8.4. If any Seller dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Seller being a "Former Seller") and, as a result, the power of attorney conferred by this Section 8.4 is revoked by operation of law, it shall not be a breach by such Former Seller under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Seller (each a "Successor Seller") confirm the appointment of the Sellers' Representative as agent and attorneys-in-fact for such Successor Seller.

(d) Sellers' Representative hereby acknowledges and agrees that he has a fiduciary duty to act in good faith in connection with this Article 8. Each of the Sellers hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Sellers' Representative in accordance with this Article 8.

8.5 Tax Matters.

8.5.1 Cooperation on Tax Matters. Following the Closing, Sellers and Purchasers shall cause the Acquired Companies to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with any audit, litigation or other proceeding with respect to Taxes or the preparation and filing of any Tax Return. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax matter or required by the Code or other applicable Law and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers and Purchasers agree (a) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchasers or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers or Purchasers, as the case may be, shall allow such party to take possession of such books and records. Purchasers and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Purchasers and Sellers further agree, upon request, to provide the other party with all information that any party may be required to report pursuant to the Code or other applicable Law and all regulations promulgated thereunder. All Tax sharing agreements or similar agreements with respect to or involving the Companies shall be deemed terminated as of the Closing Date and, after the Closing Date, Sellers and the Acquired Companies shall not be bound thereby or have any liability thereunder.

8.5.2 Tax Returns.

(a) Sellers or their designee shall prepare and timely file or shall cause to be prepared and timely filed all income Tax Returns of the Acquired Companies for Pre-Closing Tax Periods ("Seller Tax Returns"), and shall pay or shall cause to be paid any and all Taxes due with respect to such Tax Returns. Sellers shall have the exclusive authority and obligation to prepare or cause to be prepared all Seller Tax Returns. Such authority shall include the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Acquired Companies shall be reported or disclosed in such Tax Returns; provided, however, that such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practice with respect to such items, unless otherwise required by Law. If any such Seller Tax Returns are due after the Closing and Sellers are not authorized by Law to file such Sellers Tax Returns, Sellers shall submit drafts of such Seller Tax Returns to Purchasers for Purchasers’ review at least 30 days prior to the due date of any such Tax Return. Such drafts of any Sellers Tax Returns shall be subject to Purchasers’ review and approval, which approval shall not be unreasonably withheld, and Purchasers shall timely file, or cause to be timely filed, such Seller Tax Returns with the appropriate Taxing Authority.

(b) Purchasers shall prepare and timely file or cause to be prepared and timely filed all Tax Returns that are not Seller Tax Returns, Purchasers shall pay or cause to be paid any and all Taxes due with respect to such Tax Returns. Purchasers shall provide to Sellers drafts of all Tax Returns that reflect any Pre-Closing Tax Period described in the preceding sentence required to be prepared and filed by any Acquired Companies and a statement certifying the amount of Taxes shown on such Tax Return that is allocable to the Seller pursuant to Section 8.5.3 or Section 9.1(c), together with appropriate supporting information and schedules, at least 30 days prior to the due date for the filing of such Tax Returns (including extensions). Within 15 days after the receipt of the draft Tax Returns, Sellers shall notify Purchasers of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) Sellers may have to any items set forth on such draft Tax Returns (a "Dispute Notice"). Purchasers and Sellers agree to consult and resolve in good faith any such objection. However, if Purchasers and Sellers cannot resolve any such objection, the objection shall be referred to the Arbiter Accountants for prompt resolution. Purchasers and Sellers shall share equally all costs of hiring the Arbiter Accountants. Purchasers shall not file any Tax Return subject to this Section 8.5.2(b) without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required if Sellers shall not have timely delivered a Dispute Notice or the objections contained in such Dispute Notice shall have been finally resolved.

8.5.3 Apportionment of Taxes. All Taxes and Tax liabilities with respect to the Acquired Companies that relate to a Straddle Tax Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (A) in the case of Taxes that are either (1) based upon or measured by reference to income, receipts or profits (but not including sales and use Taxes), (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 8.5.5), or (3) required to be withheld such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended at the end of the day on the Closing Date; and (B) in the case of Taxes imposed on a periodic basis with respect to the Acquired Companies, or otherwise measured by the level of any item, such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Sellers shall be liable for all Taxes attributable to a Pre-Closing Tax Period. Purchasers shall be liable for all Taxes attributable to a Post-Closing Tax Period.

8.5.4 Controversies. Purchasers shall notify Sellers in writing within 10 days of the receipt by Purchasers or any affiliate of Purchasers (including the Acquired Companies after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). For Tax Matters relating solely to a Pre-Closing Tax Period, Sellers, at their own expense, shall have the exclusive authority to represent the interests of the Acquired Companies with respect to any Tax Matter before the IRS, any other Taxing Authority, any other Governmental Authority or any court and shall have the sole right to extend or waive the statute of limitations with respect to such Tax Matter, including responding to inquiries, filing Tax Returns and settling audits or lawsuits; provided, however, that Sellers shall not enter into any settlement of or otherwise compromise any such Tax Matter that adversely affects or may adversely affect the Tax liability of Purchasers or any Acquired Companies for any Post-Closing Tax Period, including any Straddle Tax Period, without the prior written consent of Purchasers, which consent shall not be unreasonably withheld. Sellers shall keep Purchasers fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Sellers shall, in good faith, allow Purchasers or Purchasers’ counsel to consult with it regarding the conduct of or positions taken in any such proceeding. For Tax Matters relating to Straddle Tax Periods, each of Sellers and Purchasers may participate, at their own expense, in representing the interests of the Acquired Companies; provided, however, that the representation shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustments that may reasonably be anticipated and the controlling party shall not settle or otherwise compromise any such Tax Matter without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld.

8.5.5 Transfer Taxes. Sellers shall pay any and all sales, use, value added, transfer, stamp, registration, real property transfer or gains and similar Taxes ("Transfer Taxes") incurred as a result of the transactions contemplated by this Agreement when due, and Purchasers shall file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Sellers and Purchasers shall provide reasonable assistance in connection with such filings. To the extent that any Taxes described in the second preceding sentence are required to be collected by one party, the other party shall pay its share of such Taxes to the first party and the first party shall remit such Taxes to the Taxing Authority.

8.6 Restrictive Covenants.

(a) Acknowledgments by Sellers'. Each Seller acknowledges and agrees that as a result and as a part of their relationship with the Acquired Companies (including the ownership of the Shares), each: (i) may have had access to Confidential Information (as defined below) which could have an adverse effect on Purchasers and Purchasers’ business if it is disclosed, and that as a condition to the consummation of the transactions contemplated hereby it is reasonable and necessary for each Seller to promise and agree, subject to the terms and conditions herein, not to disclose such Confidential Information; and (ii) may have knowledge and expertise in the business conducted by the Acquired Companies that is special and unique, and that as a condition to Purchasers’ consummation of the transactions contemplated hereby, it is reasonable and necessary for each Seller to promise and agree, subject to the terms and conditions herein, not to compete or interfere with the conduct of the business purchased by Purchasers hereunder. Each Seller further acknowledges and agrees that the benefits provided to such Seller under this Agreement, constitute good and sufficient consideration for the agreements and covenants in this Section 8.6.

(b) Nondisclosure. Each Seller covenants and agrees that from and after the Closing Date, he shall not disclose, directly or indirectly, any Confidential Information. If the disclosure of Confidential Information is required by Law or compelled by any Governmental Authority, each Seller agrees to provide Purchasers with as much prior written notice of such disclosure as is reasonably possible. For purposes of this Section 8.6, "Confidential Information" means (i) all information belonging to, used by, or which is in the possession of any Acquired Company, Sellers’ Representative or any Seller relating to any Acquired Company's business or assets specifically including, but not limited to, information relating to any Acquired Company's products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or Trade Secrets, and (ii) all information relating to the acquisition of the Acquired Companies by Purchasers hereunder, including without limitation all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith, in each case to the extent that such information is not required to be disclosed by applicable Law or compelled to be disclosed by any Governmental Authority. Notwithstanding the foregoing, the term "Confidential Information" does not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by a Seller); (ii) is or becomes available to a Seller on a nonconfidential basis prior to its disclosure to Sellers’ Representative or a Seller by an Acquired Company; provided, that the source of such information is not known by Seller to be bound by a confidentiality agreement with an Acquired Company; or (iii) is independently developed by Seller without violating this Agreement. Each Seller acknowledges that following the Closing all of the Confidential Information will be the exclusive proprietary property of the Acquired Companies, whether or not prepared in whole or in part by any Seller and whether or not disclosed to or entrusted to the custody of any Seller.

(c) Noncompetition.

(1) Sellers’ Representative covenants and agrees that during the period from the date of this Agreement through the third (3rd) anniversary of the Closing Date (the "Non-Competition Period for Sellers’ Representative"), Sellers’ Representative will not, without the prior written consent of Purchasers, either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any Person who is or was a customer of any Acquired Company, or in any manner influence such Person to cease doing business in part or in whole with Sellers’ Representative; (ii) take orders from, or sell Competing Products to any Person, or (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any Person engaged in the manufacturing, importing, distribution or selling of Competing Products in the United States; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. For purposes of this Section 8.6(c), "Competing Products" means the buy-here/pay-here used car business and/or selling used cars or trucks and/or financing the purchase of used cars or trucks. Notwithstanding the foregoing, if Sellers’ Representative's employment is terminated without Cause (as defined in that certain Employment Agreement by and between Sellers’ Representative and Indiana Operations (the "Employment Agreement")) or the Sellers’ Representative resigns for Good Reason (as defined in the Employment Agreement), and Indiana Operations does not make the Severance Payment (as defined in the Employment Agreement), the Non-Competition Period for Sellers’ Representative shall expire on the Termination Date (as defined in the Employment Agreement).

(2) Each Seller other than Sellers' Representative who directly or indirectly owns more than five percent (5%) of the issued and outstanding shares of FSE and/or GNAC immediately prior to the Closing, (each, a "Material Seller" and collectively, the "Material Sellers"), covenants and agrees that during the period from the date of this Agreement through the third (3rd) anniversary of the Closing Date (the "Non-Competition Period for Material Sellers"), Material Seller will not, without the prior written consent of Purchasers, either directly or indirectly, whether or not for consideration, (i) within the territory defined by the Franchise Agreements in any way, directly or indirectly, solicit, divert, or take away the business of any Person who is or was a customer of any Acquired Company, or in any manner influence such Person to cease doing business in part or in whole with Sellers' Representative; (ii) within the territory defined by the Franchise Agreements, take orders from, or sell Competing Products to any Person, or (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than five percent (5%) of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any Person engaged in the manufacturing, importing, distribution or selling of Competing Products within the territory defined by the Franchise Agreements; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. Notwithstanding anything to the contrary in the foregoing, if any Material Seller is a party to a franchise agreement with Byrider Franchising, Inc., other than a Franchise Agreement, nothing contained in this Section 8.6 shall in any way be construed to restrict such Material Sellers rights and/or obligations under any such franchise agreement with Byrider Franchising, Inc.

(3) Each Seller other than Sellers’ Representative and Material Sellers (each, a "Non-Material Seller"), covenants and agrees that during the period from the date of this Agreement through the first (1st) anniversary of the Closing Date (the "Non-Competition Period for Non-Material Sellers" and referred to herein collectively with the Non-Competition Period for Material Sellers and the Non-Competition Period for the Sellers' Representative, the "Non-Competition Period"), the Non-Material Seller will not, without the prior written consent of Purchasers, either directly or indirectly, whether or not for consideration, (i) within the territory defined by the Franchise Agreements, in any way, directly or indirectly, solicit, divert, or take away the business of any Person who is or was a customer of any Acquired Company, or in any manner influence such Person to cease doing business in part or in whole with Sellers’ Representative; (ii) within the territory defined by the Franchise Agreements, take orders from, or sell Competing Products to any Person, or (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any Person engaged in the manufacturing, importing, distribution or selling of Competing Products within the territory defined by the Franchise Agreements; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. Notwithstanding the foregoing, the restrictions of this clause (3) of Section 8.6(c) shall not apply to each Non-Material Seller set forth on Schedule 8.6(c).

(d) Noninterference. Each Seller covenants and agrees that during the applicable Non-Competition Period, such Seller will not (i) solicit, induce or attempt to solicit or induce, whether or not for consideration, any employee of any Acquired Company to terminate his or her relationship with any Acquired Company; or (ii) induce or attempt to induce any customer or supplier of any Acquired Company to terminate or adversely change its relationship with the Acquired Company.

(e) Equitable Relief. Each Seller agrees that money damages alone will not be a sufficient remedy for any breach of the provisions of Section 8.4, and that in addition to all other remedies Purchasers will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each Seller waives the securing or posting of any bond in connection with such remedy.

(f) Reformation of Agreement. If any of the covenants contained in Section 8.4, or any portion thereof, is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that Sellers shall be subject to nondisclosure, noncompetition, noninterference, or other covenants that are reasonable under the circumstances and are enforceable by Purchasers. In any event, if any provision of Section 8.6 is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all non-affected provisions shall remain fully valid and enforceable.

(g) Reasonableness of Terms. Purchasers and each Seller stipulate and agree that the covenants and other terms contained in Section 8.6 are reasonable in all respects, including time period, geographical area and scope of restricted activities, that Purchasers would not have purchased the Shares had Sellers not agreed to these covenants, and that the restrictions contained herein are designed to protect the businesses of the Acquired Companies and ensure that no Sellers engages in unfair competition against the Acquired Companies.

ARTICLE 9: INDEMNIFICATION

9.1 Indemnification of Purchasers.

From and after the Closing, Rick Stanley, Ivan Poor and Anthony Hamlin (the "Indemnifying Shareholders"), severally, shall indemnify the Purchasers, the Acquired Companies and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnitees"), against and hold the Purchaser Indemnitees harmless from:

(a) any Losses based upon, resulting from, arising out of, caused by or in connection with the failure of, any inaccuracy in, or breach of, any of the representations and warranties in Article 3 or in Article 4 to be true and correct on the date hereof or the Closing Date;

(b) any Losses based upon, resulting from, arising out of, caused by or in connection with any breach or nonperformance of any covenant, agreement or obligation of the Acquired Companies, Sellers or Sellers’ Representative in this Agreement;

(c) notwithstanding any disclosure contained herein or otherwise known to the Purchaser Indemnitees, Losses based on, resulting from, arising out, caused by or in connection with (i) any Taxes payable by any Acquired Companies with respect to any Pre-Closing Tax Period or for the Straddle Period, to the extent allocable or attributable to the portion of such period beginning before or ending on the Closing Date, (ii) any liability of any Acquired Companies for Taxes of another Person (for example, by reason of transferee liability), (iii) any transfer Taxes for which Sellers are liable under this Agreement, or (iv) any Taxes of any Acquired Companies that are attributable to the Taxes of any member of an affiliated, consolidated, combined or unitary group (other than any of the Acquired Companies) of which any Acquired Companies is or was a member on or prior to the Closing Date; or

(d) any Losses based upon, resulting from, arising out of, caused by or in connection with any failure of Sellers to comply with the provisions of this Article 9.

9.2 Limitations on Indemnification of Purchasers.

Notwithstanding any other provision of this Agreement, the indemnification of the Purchaser Indemnitees provided for in this Agreement shall be subject to the following limitations and conditions set forth in this Section 9.2:

(a) except as set forth below, any claim by a Purchasers Indemnitee for indemnification pursuant to Section 9.1(a) of this Agreement shall be required to be made by delivering notice to Sellers’ Representative no later than the expiration of twenty-four (24) months after the Closing Date; provided, that, any claim for indemnification with respect to Section 9.1(a) based upon, resulting from, arising out of, caused by or in connection with any inaccuracy in or breach of any representation or warranty contained in (i) Section 3.1 [Authority and Capacity], Section 3.2 [Ownership of Shares], Section 4.2 [Capital Stock], or Section 4.27 [Brokerage] may be made at any time, or (ii) Section 4.10 [Environmental Matters], Section 4.7 [Taxes] and Section 4.11 [Permits; Compliance with Laws] may be made at any time prior to the thirtieth (30th) day following the expiration of the applicable statute of limitations (including valid extensions thereof);

(b) except for claims for indemnification relating to fraud or with respect to Section 9.1(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any representation or warranty contained in Section 3.1 [Authority and Capacity], Section 3.2 [Ownership of Shares], Section 4.2 [Capital Stock], Section 4.7 [Taxes], Section 4.10 [Environmental Matters], Section 4.11 [Permits; Compliance with Laws], or Section 4.27 [Brokerage], the Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 9.1(a) set forth above, (i) in excess of an aggregate of three million dollars ($3,000,000.00) (the "Indemnification Cap"); (ii) for any individual item, or group of related items which shall include claims by unrelated parties arising out of the same or substantially similar factual allegations (e.g., class action claims) to the extent all Losses with respect to such item or series of related items are less than $1,000 (the "Sub-Basket"), and (iii) in respect of each item or series of related items for which all Losses are equal to or greater than the Sub-Basket, unless the aggregate amount of all such Losses exceeds $5,000 (the "Indemnification Threshold"), and thereafter the Purchaser Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold, except in the case of any breach of Section 4.5(b) [contract receivables], as to which Purchaser Indemnitees shall be entitled to indemnification for all amounts as calculated from the first dollar of Losses;

(c) the payment of any indemnification to Purchaser Indemnitees shall be paid: (i) in cash, up to an aggregate of five hundred thousand dollars ($500,000.00) ("Minimum Cash Indemnity"); and (ii) above the Minimum Cash Indemnity amount, indemnification may be paid one-half in cash and one-half in Manchester Shares, or all in cash, in each case at the election of the indemnifying Seller; provided, however, (iii) any and all indemnification paid to Purchaser Indemnitees in respect of any breach of Section 4.5(b) [contract receivables] shall in all instances be paid in cash, but any payments in such regard shall count towards the calculation of the Minimum Cash Indemnity threshold in respect of all other indemnification purposes and the Indemnification Cap, and provided, further, any and all indemnification under this Agreement required, or elected, to be paid in cash to Purchaser Indemnitees shall first be deemed satisfied against any and all unpaid remaining principal on the Seller Note and the Subordinated Note which amounts shall correspondingly be offset therefrom;

(d) the value of Manchester Shares for purposes of satisfying any indemnification payment shall be deemed to be the same price per share as at the Closing of this Agreement.

(e) for purposes of determining whether (i) there has been any breach of or inaccuracy in representations and warranties contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto), and (ii) calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded; and

(f) the indemnification responsibilities of any Indemnifying Shareholder hereunder shall be construed as being several in accordance with such Indemnifying Shareholder's relative pro-rata ownership of the Shares. No Seller other than the Indemnifying Shareholders shall have any liability or obligation to Purchasers and/or Parent under this Article 9.

9.3 Indemnification of Sellers.

From and after the Closing Date, Purchasers and Parent shall jointly and severally indemnify Sellers and their successors and assigns (collectively, the "Seller Indemnitees"), against and hold the Seller Indemnitees harmless from:

(a) any Losses based upon, resulting from, arising out of, caused by or in connection with the failure of, any inaccuracy in, or breach of, any of the representations and warranties in Article 5 to be true and correct on the date hereof or the Closing Date;

(b) any Losses based upon, resulting from, arising out of, caused by or in connection with any breach or nonperformance of any covenant, agreement or obligation of Purchasers in this Agreement; or

(c) any Losses based upon, resulting from, arising out of, caused by or in connection with any failure of Purchasers to comply with the provisions of this Article 9.

9.4 Limitations on Indemnification of Sellers.

Notwithstanding any other provisions of this Agreement, the indemnification of Seller Indemnitees provided for in this Agreement shall be subject to the following limitations and conditions set forth in this Section 9.4:

(a) except as set forth below, any claim by a Seller Indemnitee for indemnification pursuant to Section 9.3(a) of this Agreement shall be required to be made by delivering notice to Purchasers no later than the expiration of twenty-four (24) months after the Closing Date; provided, that: any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by Purchasers in Section 5.1 [Organization; Authorization], Section 5.2 [Execution and Delivery; Enforceability] or Section 5.4 [Brokerage] may be made at any time;

(b) except for claims for indemnification with respect to any inaccuracy in or breach of any representation or warranty contained in Section 5.1 [Organization; Authorization], Section 5.2 [Execution and Delivery; Enforceability] or Section 5.4 [Brokerage], Seller Indemnitees shall not be entitled to indemnification pursuant to Section 9.3(a) until the aggregate amount of all of Seller Indemnitees’ claims for indemnification exceeds the Sub-Basket and the Indemnification Threshold and thereafter Seller Indemnitees shall be entitled to indemnification pursuant to Section 9.3(a) only for amounts in excess of the Indemnification Threshold; and

(c) for purposes of determining whether (i) there has been any breach of or inaccuracy in representations and warranties contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto) and (ii) calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded.

9.5 Procedures Relating to Indemnification.

9.5.1 Third-Party Claims.

(a) In order for a party (the "Indemnitee") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the Indemnitee (a "Third-Party Claim"), such Indemnitee must notify the party from whom indemnification hereunder is sought (the "Indemnitor") in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted (a "Third-Party Claim Notice"). A Third-Party Claim Notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties or covenants in this Agreement alleged to have been breached. Failure to give a Third-Party Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnitor, without undue delay, copies of all notices and documents (including court papers received by the Indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the Indemnitee in connection therewith.

(b) If a Third-Party Claim is made against an Indemnitee, the Indemnitor shall be entitled to participate, at its expense, in the defense thereof. Notwithstanding the foregoing, if (i) the Indemnification Threshold has been exceeded, (ii) no claim for injunctive relief is being made against Indemnitee, and (iii) it is reasonably likely that Indemnitee will not suffer a Loss in excess of Indemnitor’s indemnification obligation hereunder, the Indemnitor may elect to assume and control the defense thereof with counsel selected by the Indemnitor that is reasonably acceptable to Indemnitee. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense; provided, that, Indemnitee’s expenses of counsel shall be an indemnified Loss for purposes of this Article 9 if such counsel reasonably concludes that a conflict or potential conflict exists between Indemnitee and Indemnitor that would make separate representation advisable. If the Indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the Indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the Indemnitor, the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnitor has assumed the defense of a Third-Party Claim, (i) the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); (ii) the Indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the Indemnitor may recommend and which by its terms releases the Indemnitee from any liability in connection with such Third-Party Claim without cost or expense and without any admission of violation, injunction or agreement to take or restrain from taking any action; and (iii) the Indemnitor shall not, without the written consent of the Indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any expense, obligation or restriction upon the Indemnitee or requires the Indemnitee to admit or acknowledge to any fact or event, including any violation of Law.

9.5.2 Other Claims. In the event any Indemnitee should have a claim against any Indemnitor under this Agreement that does not involve a Third-Party Claim, the Indemnitee shall deliver notice of such claim to the Indemnitor promptly following discovery of any indemnifiable Loss, but in any event not later than the last date set forth in Section 9.2 or 9.4, as the case may be, for making such claim (a "Claim Notice" and, together with the Third-Party Claim Notices, an "Indemnification Notice"). Such Claim Notice shall, to the extent known by Indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances, to the extent known by Indemnitee at the time, which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Failure to give a Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Upon receipt of any a Claim Notice, the Indemnitor shall notify the Indemnitee as to whether the Indemnitor accepts liability for any Loss and shall make payment to the Indemnitee within ten business days of receipt of such notice. If the Indemnitor disputes its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.4, provided, however, if the Indemnitor disputes liability and does not pay such indemnification claim within ten business days of such receipt, and Indemnitor is ultimately determined to be liable for such indemnification, interest shall apply to the total amount of such claim at the highest legally permissible rate and shall be due and payable in addition to any claim for indemnification, which interest shall be calculated from the date of receipt of such Claim Notice by the Indemnitor, and Indemnitor shall furthermore be liable for any and all subsequent Losses incurred by Indemnitee as a consequence of the failure to pay such indemnification within ten business days, including, without limitation, any and all fees, costs, expenses and disbursements of counsel to Indemnitee in connection with the enforcement of this Agreement.

9.6 Exclusive Remedy.

From and after the Closing, except (i) in the event of fraud (in which case the parties shall be entitled to exercise all of their rights, and seek all damages available to them, under law or equity), or (ii) for specific performance of obligations to be performed after the Closing Date, the sole and exclusive remedy of the parties hereto for breach of this Agreement shall be indemnification in accordance with this Article 9. In furtherance of the foregoing, effective as of the Closing Date, each Seller, on behalf of himself, herself or itself and each of its past, present and future Affiliates, beneficiaries and assigns ("Related Persons") hereby releases and forever discharges each Acquired Companies and each of its past, present and future Affiliates, shareholders, members, successors and assigns and their respective officers, directors and employees (each, a "Releasee" and collectively, "Releasees"), from any and all claims, demands, proceedings, causes of action, (including rights of contribution, if any, court orders, obligations, contracts and agreements (express or implied), debts or liabilities under or related to the Shares, the Acquired Companies or their respective predecessors in interest, including any liability or obligation arising under or pursuant to any shareholder agreement, indemnity agreements, employment agreement or other compensation agreement, accrued and unpaid compensation or any claim for indemnification pursuant to the Organizational Documents of any Acquired Companies, in each case, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller or any of its Related Persons now has, has ever had or hereafter has against the respective Releasees. Notwithstanding anything in this Agreement to the contrary, Sellers agree that, should they become liable for indemnification to any Purchasers Indemnitee pursuant to Section 9.1, none of the Acquired Companies shall have any liability to any Seller for reimbursement, indemnification, subrogation or otherwise as a result of such breach. No Seller shall have any right, whether by way of indemnification, contribution or otherwise, to reimbursement from Purchasers or any of its Affiliates (including any of the Acquired Companies) for any indemnification payments made by such Seller pursuant to Section 9.1.

ARTICLE 10: CERTAIN DEFINITIONS

When used in this Agreement, the following terms in all of their singular or plural, tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:

"Acquired Company" means each of FSE and GNAC individually, and "Acquired Companies" means each of FSE and GNAC collectively with the Acquired Companies Subsidiaries, and includes any Person merged with or into, or was liquidated into, any Acquired Companies.

"Acquisition Balance Sheet" is defined in Section 4.5.

"Acquisition Consideration" is defined in Section 2.2.

"Acquired Companies Intellectual Property" means the Intellectual Property owned or used by any of the Acquired Companies.

"Acquired Companies Plan" means any Plan to which any of the Acquired Companies (or any ERISA Affiliate on behalf of an Acquired Companies) contributes to, is a party to, is bound under or may have liability with respect to (or at any time during the six (6) year period preceding the date hereof has contributed, been a party to, been bound under or had liability with respect to) and under which directors, employees, independent contracts, consultants or other members of the workforce of an Acquired Companies are eligible to participate or derive a benefit.

"Acquired Companies Subsidiary" and "Acquired Companies Subsidiaries" is defined in Section 4.2.2.

"Affiliate" of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, "Control" of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

"Agreement" means this Stock Purchase Agreement, as may be amended from time to time.

"Arbiter Accountants" is defined in Section 2.4.3.

"Business Day" means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.

"Cash" means the cash and cash equivalents of the Acquired Companies minus any checks issued by any Acquired Companies and outstanding at the time of determination.

"Cash Purchase Price" is defined in Section 2.2.

"Charged-Off Receivables" is defined in Section 4.5(b).

"Claim Notice" is defined in Section 9.5.2.

"Closing" and "Closing Date" are defined in Section 6.1.

"Closing Certificate" is defined in Section 2.3.1.

"Closing Date Payment" is defined in Section 2.3.

"Closing Net Indebtedness" means the Net Indebtedness of the Acquired Companies as reflected on the Final Adjustment Statement.

"Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"Competing Products" is defined in Section 8.6(c).

"Confidential Information" is defined in Section 8.6.

"Contract" and "Contracts" is defined in Section 4.16.

"Current Receivables" is defined in Section 4.5(b).

"CPR" is defined in Section 11.4.

"Default Receivables" is defined in Section 4.5(b).

"Delaware Merger Agreements" is defined in Section 2.6.

"Disposal," "Storage" and "Treatment" shall have the meanings assigned them at 42 U.S.C. § 6903(3)(33) and (34), respectively, but the terms shall be applied to all "Hazardous Materials," regardless of quantity, not solely to "Hazardous Waste" as defined in such statute.

"Dispute Notice" is defined in Section 8.5.2.

"Enforceability Exceptions" is defined in Section 3.3.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"ERISA Affiliate" means any Person that is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, any Acquired Companies as set forth in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

"Estimated Closing Net Indebtedness" is defined in Section 2.3.1.

"Estimated Closing Working Capital" is defined in Section 2.3.1.

"Exchange Act" is defined in Section 3.6.

"Financial Statements" is defined in Section 4.5.

"Franchise Agreements" is defined in Section 5.10.

"FSE" means F.S. English, Inc., an Indiana corporation.

"FSE Shares" is defined in the recitals.

"GAAP" means generally accepted accounting principles, as in effect in the United States.

"GNAC" means GNAC, Inc., an Indiana corporation.

"GNAC Shares" is defined in the recitals.

"Governmental Authority" means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.

"Hazardous Material" means any chemical, substance, waste, material, pollutant, or contaminant, regardless of quantity, the use, Storage, Disposal, Treatment or transportation of which is regulated under Law.

"Indebtedness" means, as at any date of determination thereof (without duplication): (a) all obligations (other than intercompany obligations) of the Acquired Companies for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) the lease obligations required to be listed on Schedule 4.22 or required to be capitalized in accordance with GAAP; (d) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance or similar transactions (but excluding standby letters of credit); (e) all obligations for the deferred purchase price of property, all conditional sale obligations of any Acquired Companies under any title retention agreement (but exceeding trade accounts payable and other accrued liability arising in the ordinary course of business); (f) any obligations with respect to the termination of any interest rate hedging or swap agreements; (g) all obligations of the type referred to in clauses (a) through (f) of any Person for the payment of which any Acquired Companies is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise (excluding intercompany debt); (h) obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Lien on any property or asset of any Acquired Companies but only to the extent of the value of the property or asset that is subject to such Lien.

"Indemnitee" and "Indemnitor" are defined in Section 9.5.1.

"Indemnification Cap" is defined in Section 9.2.

"Indemnification Notice" is defined in Section 9.5.2.

"Indemnification Threshold" is defined in Section 9.2.

"Indiana Acceptance" means Manchester Indiana Acceptance, Inc., a Delaware corporation.

"Indiana Merger Filings" is defined in Section 2.6.

"Indiana Operations" means Manchester Indiana Operations, Inc., a Delaware corporation.

"Intellectual Property" means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing, (ii) Internet domain names, trademarks, service marks, service names, trade dress rights, trade names, brand marks and names, slogans, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, and mask works and registrations and applications for registration thereof, (iv) computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof, (v) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, "Trade Secrets"), and (vi) copies and tangible embodiments thereof (in whatever form or medium).

"IRS" means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

"Law" means any federal, state, provincial, regional, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other similar pronouncement binding upon or effecting any Acquired Companies issued by a Governmental Authority.

"Leased Real Property" means all real property leased by any Acquired Companies together with all improvements, buildings, fixtures located thereon and appurtenant rights and interests associated therewith.

"Leases" is defined in Section 4.12.1.

"Lien" means any lien, charge, mortgage, deeds of trust, pledge, easement, encumbrance or security interest.

"Loss" or "Losses" means any and all losses (direct or indirect), liabilities, claims, demands, judgments, damages, fines, costs, expenses, penalties, actions, notices of violation, and notices of liability and any claims in respect thereof (including the costs of reasonable investigation, remediation, accountants and attorney’s fees).

"Manchester Shares" is defined in Section 2.2.

"Material Adverse Effect" means any effect or change which has had a material adverse or material negative impact on the properties, assets, operations, prospects or financial condition of the Acquired Companies or the Parent, as the case may be, or its business taken as a whole as conducted by the Acquired Companies or the Parent, as the case may be, immediately prior to the Closing, or the ability of any party hereto to consummate any of the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (i) the announcement or pendency of any of the transactions contemplated by this Agreement or (ii) compliance by Sellers with the terms of, or the taking of any action contemplated or permitted by, this Agreement; provided, however, that the following shall not be considered a "Material Adverse Effect": changes, events, violations, inaccuracies, circumstances and effects that are caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity competes as a whole, and any reduction in the trading price of Parent's Common Stock, whether occurring at any time or from time to time, as reported by any automated quotation system or exchange shall not constitute a Material Adverse Effect.

"Material Contracts" is defined in Section 4.16.

"Material Customers" is defined in Section 4.20.

"Material Seller" is defined in Section 8.6.

"Material Suppliers" is defined in Section 4.20.

"Minimum Cash Indemnity" is defined in Section 9.2.

"Net Indebtedness" means an amount equal to Cash minus Indebtedness.

"Non-Competition Period" is defined in Section 8.6(c).

"Non-Competition Period for Sellers’ Representative" is defined in Section 8.6(c).

"Non-Competition Period for Material Sellers" is defined in Section 8.6(c).

"Non-Competition Period for Non-Material Sellers" is defined in Section 8.6(c).

"Non-Material Seller" is defined in Section 8.6(c).

"Order" is defined in Section 4.17.

"Organizational Documents" means (a) the articles or certificate of incorporation, the memorandum of association, the articles of association and the bylaws of a corporation, as applicable; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (e) the declaration of trust and trust agreement of any trust; and (f) any amendment to any of the foregoing.

"Parent" means Manchester Inc., a Nevada corporation.

"Parent SEC Reports" is defined in Section 5.4.

"Payoff Letters" means the letters provided by the lenders or other holders of Indebtedness to the Acquired Companies in connection with the repayment of the Indebtedness as contemplated hereby.

"Permits" means any and all of the approvals, authorizations, consents, licenses, permits or certificates (including applications or negotiations thereof) required by any Governmental Authority for the ownership of, leasing or operation of the business or any assets of any Acquired Companies.

"Permitted Liens" means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for sums that are not yet due and payable or being contested in good faith, if a reserve as required by GAAP shall have been made therefor, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, included in the definition of Indebtedness and under which the Acquired Companies are not in default, (iii) easements, covenants, rights-of-way and other similar restrictions or conditions disclosed in policies of insurance provided to Purchasers prior to the date hereof, or (iv) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings.

"Person" means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

"Plan" means (i) all employee benefit plans (as defined in Section 3(3) of ERISA, whether domestic or foreign), and (ii) all bonus (including transaction bonus), incentive compensation, stock appreciation right, phantom stock, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, equity or equity-based, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, pension, money purchase, target benefit, cash balance, excess benefit supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten) including without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten).

"Post-Closing Tax Period" means any taxable period that begins after the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.

"Preliminary Adjustment Statement" is defined in Section 2.4.1.

"Preliminary Post-Closing Adjustment" is defined in Section 2.4.1.

"Product Liability Claim" is defined in Section 4.19.

"Purchaser" and "Purchasers" are defined in the introductory statements of this Agreement.

"Purchaser Indemnitees" is defined in Section 9.1.

"Real Property" means the Leased Real Property and the Owned Real Property.

"Release" shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception (A).

"Release Letter" is defined in Section 8.2.

"Releasee" and "Releasees" are defined in Section 9.6.

"Related Person" is defined in Section 4.25.

"Related Persons" are defined in Section 9.6.

"Removal," "Remedial" and "Response" actions shall include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those that might be taken by a Governmental Authority or those that a Governmental Authority might seek to require of third parties under "removal," "remedial" or other "response" actions.

"Rule 144" is defined in Section 3.6.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" is defined in Section 3.6.

"Seller" and "Sellers" are defined in the introductory statements of this Agreement.

"Seller Indemnitees" is defined in Section 9.3.

"Seller Note" is defined in Section 2.2(b).

"Seller’s Respective Shares" is defined in Section 2.1.

"Seller Tax Returns" is defined in Section 8.5.2.

"Sellers’ Account" is defined in Section 2.3.

"Sellers’ Representative" is defined in the introductory statements of this Agreement.

"Seller’s Respective Shares" is defined in Section 2.1(b).

"Selling Expenses" means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Acquired Companies and Sellers relating to the process of selling the Shares, including all legal fees, accounting, tax, investment banking fees and expenses and (b) all change in control payment obligations of any of the Acquired Companies resulting from the consummation of the transactions contemplated herein.

"Shares" means all of the FSE Shares and the GNAC Shares.

"Straddle Period" means any taxable period that begins before the Closing Date and ends after the Closing Date.

"Sub-Basket" is defined in Section 9.2(b).

"Subordinated Note" is defined in Section 2.4(b).

"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

"Tax" or "Taxes" "shall mean any federal, national, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, Unclaimed Funds or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts or required contributions in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto).

"Taxing Authority" means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

"Tax Matter" is defined in Section 8.5.4.

"Tax Return" shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

"Third-Party Claim" is defined in Section 9.5.1.

"Third-Party Claim Notice" is defined in Section 9.5.1.

"To Sellers’ Knowledge" means those facts or circumstances actually known by each Seller or any of the directors or officers and management level employees of any Acquired Companies or any facts or circumstances which would be known by such individual after due inquiry.

"Trade Secrets" is defined in the definition of Intellectual Property.

"Transfer Taxes" is defined in Section 8.5.5.

"Unclaimed Funds" shall mean any customer deposit, customer credit or other financial asset held by any Acquired Companies that has been left inactive by such Acquired Companies and such financial asset is required by applicable Law to be either reported, escheated or otherwise remitted to the applicable Governmental Authority that administers unclaimed funds.

"WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended, and the regulations thereunder.

ARTICLE 11: CONSTRUCTION; MISCELLANEOUS PROVISIONS

11.1 Notices.

Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a) If to Purchasers or Parent, to:

Manchester Indiana Acceptance, Inc.
Manchester Indiana Operations, Inc.
Manchester Inc.

100 Crescent Court, 7th Floor
Dallas, Texas, 75201
Attention: Richard Gaines
Telecopy Number: (214) 459-8035

With a copy to:

Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, New York 10005
Attention: Travis L. Gering, Esq.
Telecopy Number: (212) 509-9559

(b) If to Sellers’ Representative, Sellers or to any Seller, to Sellers or such Seller in care of:

Rick Stanley
13533 Marjac Way
McCordsville, Indiana 46055
Telecopy Number: (317) 624-0556

With a copy to:

Ice Miller LLP
One American Square
Suite 3100
Indianapolis, Indiana 46282-0200
Attention: Steven K. Humke, Esq.
Telecopy number: (317) 592-4675

or in any case, to such other address for a party as to which notice shall have been given to Purchasers and Sellers’ Representative in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission or personal delivery, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

11.2 Entire Agreement.

This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among Purchasers and each Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter, including without limitation the Letter Agreement previously entered into among certain of the parties. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein. The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

11.3 Modification.

No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance, or in the case of the Seller, by Sellers’ Representative.

11.4 Mediation, Jurisdiction and Venue.

11.4.1 Mandatory Mediation. Unless and except to the extent otherwise expressly agreed in writing by Sellers’ Representative and Purchasers, in the event of any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, the parties shall be required to enter into mediation of such dispute or disagreement for a minimum of ten (10) hours prior to the initiation of any action or proceeding against the other. Upon notice by either party to the other of the initiating party’s desire to mediate, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model procedure for mediation of business disputes. The location for the mediation shall be in New York City, New York, and the neutral third party will be selected from the CPR Panel of Neutrals applicable to such geographical area. If the parties encounter difficulty in agreeing on a Neutral, they will seek the assistance of CPR in the selection process. A mediation proceeding shall thereafter be scheduled at a time mutually convenient to the parties involved. The mediation shall be held within thirty (30) days following the notification by a party of a desire for mediation. If the parties cannot agree on a date for mediation, then the CPR shall select a date it believes is reasonable for the parties, given all of the alleged conflicts in dates. The parties shall equally share the cost of the mediator.

11.4.2 Jurisdiction and Venue. The parties agree that no action, suit or proceeding at law, in equity or otherwise which in any way arises out of or relates to this Agreement or the transactions contemplated hereby shall be brought prior to the parties’ compliance with Section 11.4.1, and after such compliance each party hereto agrees that any claim relating to this Agreement shall be brought solely in the state or federal courts in New York and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 11.1 of this Agreement, and service so made shall be complete as stated in such section.

11.5 Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of each Purchaser, each Seller, and the respective successors and permitted assigns of each Purchaser and of each Seller.

11.6 Headings and Construction.

The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement. No party shall be deemed to be the drafter of this Agreement and in the event this Agreement is ever construed by a court of law, such court of law shall not construe this Agreement or any provision thereof against any of the parties as the drafter of this Agreement. The Purchasers, the Sellers, the Parent, and the Sellers’ Representative acknowledge and agree that all of the parties have contributed substantially and materially to the preparation of this Agreement.

11.7 Number and Gender; Inclusion.

Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word "including" is intended and shall be construed to mean "including, without limitation."

11.8 Counterparts.

This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement. Only one counterpart of this Agreement executed by the party against which it will be enforced need be provided to evidence this Agreement.

11.9 Third Parties.

Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Purchaser Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

11.10 Time Periods.

Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

11.11 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

11.12 Survival.

The representations and warranties in this Agreement shall survive the Closing Date until the termination of the indemnification obligations under Article Nine. The covenants contained in this Agreement shall survive until performed in accordance with their respective terms.

11.13 Further Assurances.

Each party hereto agrees to use such party's reasonable best efforts to cause the conditions to such party's obligations herein set forth to be satisfied at or prior to the Closing insofar as such matters are within its control. Each of the parties agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by any other party to evidence its rights hereunder.

11.14 Severability.

Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision is held to be invalid or unenforceable, such provision shall be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

IN WITNESS WHEREOF, Purchasers, Parent, Sellers and Sellers’ Representative have executed and delivered this Stock Purchase Agreement, or have caused this Stock Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

MANCHESTER INDIANA OPERATIONS, INC.

By: /s/ Richard D. Gaines
Name: Richard D. Gaines
Title: President

MANCHESTER INDIANA ACCEPTANCE, INC.

By: /s/ Richard D. Gaines
Name: Richard D. Gaines
Title: President

MANCHESTER INC.

By: /s/ Richard D. Gaines
Name: Richard D. Gaines
Title: Corporate Secretary

F.S. ENGLISH, INC.

By:
Name:
Title:

GNAC, INC.

By:
Name:
Title:

SELLERS’ REPRESENTATIVE

/s/ Rick Stanley
Rick Stanley

SELLERS:

/s/ Rick L. Stanley
Rick L. Stanley

/s/ Blake A. Jackson
Blake A. Jackson

/s/ Wesley E. Jackson
Wesley E. Jackson

/s/ Kyle E. Jackson
Kyle E. Jackson

/s/ Ken Beabout
Ken Beabout

/s/ Anthony W. Hamlin
Anthony W. Hamlin

/s/ William Hatch
William Hatch

/s/ Ivan Poor
Ivan Poor

/s/ Todd A. Simerman
Todd A. Simerman

EJJ6900 LLC

By:
Name: Title:

Schedules

2.2(b)	Sellers Note

2.4(b)	Subordinated Note

3.4	Noncontravention

4.1	Organization and Good Standing

4.2.1	Capital Stock of the Acquired Companies

4.2.2	Subsidiaries

4.3	Other Ventures

4.4(a) & (b)	Noncontravention

4.5	Financial Statements

4.6	Absence of Changes

4.7(a)	Taxes

4.8	Employees

4.9(a) & (b)	Employee Benefit Plans and Other Compensation Agreements

4.10(a)	Environmental Matters

4.10(b)	Environmental Reports

4.11(a), (b) & (c)	Permits; Compliance with Laws

4.12.1(b)	Leased Real Property

4.12.2(a) & (b)	Personal Property

4.13	Accounts Receivable

4.15(a)(b)(c) & (e)	Intellectual Properties

4.16(a) & (b)	Contracts

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4.17	Litigation

4.18	Product Warranty

4.20(a)(b) & (c)	Customers and Suppliers

4.21(a), (b) & (c)	Insurance

4.22	Indebtedness

4.24	Undisclosed Liabilities

4.25	Related Party Transactions

4.26	Sufficiency of Assets

5.7	Capital Stock of Parent and Purchasers

5.8	Compliance with Laws and Obligations by Parent and Purchasers

6.2(g)	Lease Agreements

6.2(j)	Guaranty

6.2(k)	Security Agreement

8.6(c)	Non-Material Seller Exceptions

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Exhibits

A	Delaware Merger Agreement - F.S. English, Inc. and Manchester Indiana Operations, Inc.

B	Delaware Merger Agreement - GNAC, Inc. and Manchester Indiana Acceptance, Inc.

C	Indiana Articles of Merger - F.S. English, Inc. and Manchester Indiana Operations, Inc.

D	Indiana Articles of Merger - F.S. English, Inc. and Manchester Indiana Acceptance, Inc.

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